Filed Pursuant to Rule 424(b)(5)
Registration No. 333-181767

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $.01 per share(3)	$160,425,000	$18,384.71

(1)	Assuming exercise in full of the over-allotment option granted by the registrant to the underwriters.

(2)	The registration fee of $18,384.71 is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(3)	Each share of common stock includes one-third of a preferred share stock purchase right. No separate consideration is payable for the preferred share purchase rights. The registration fee for these securities is included in the fee for the common stock.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-181767

PROSPECTUS    SUPPLEMENT

(To prospectus dated May 30, 2012)

3,000,000 Shares

Eagle Materials Inc.

Common Stock

We are selling 3,000,000 shares of our common stock.

Our shares trade on the New York Stock Exchange under the symbol “EXP.” On September 27, 2012, the last sale price of the shares as reported on the New York Stock Exchange was $47.41 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-23 of this prospectus supplement and on page 6 of the accompanying prospectus, as well as the “Risk Factors” section included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public offering price	$46.500	$139,500,000
Underwriting discount	$1.395	$4,185,000
Proceeds, before expenses, to us	$45.105	$135,315,000

The underwriters may also exercise their option to purchase up to an additional 450,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about October 3, 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman, Sachs & Co.

The date of this prospectus supplement is September 27, 2012.

S-i

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock. The second part is the accompanying prospectus, dated May 30, 2012, which provides more general information, some of which may not apply to this offering. The accompanying prospectus was filed with the Securities and Exchange Commission (the “SEC”) as part of our registration statement on Form S-3 (File No. 333-181767), which we filed with the SEC in order to register certain of our shares of common stock and other securities under the Securities Act of 1933, as amended (the “Securities Act”).

This prospectus supplement and the information incorporated by reference in this prospectus supplement may add, update or change information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the information contained in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus. Any statements contained in a previously filed document incorporated by reference into this prospectus supplement and the accompanying prospectus are deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement, or in any subsequently filed document also incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. Please read “Incorporation of Certain Information By Reference” on page S-3 of this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us or on our behalf relating to this offering of shares of common stock. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the shares of common stock, and seeking offers to buy the shares of common stock, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

Unless we have indicated otherwise, references in this prospectus supplement to “Eagle Materials,” “we,” “us” and “our company” or similar terms are references to Eagle Materials Inc., a Delaware corporation, its consolidated subsidiaries and its joint ventures.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the worldwide web site maintained by the SEC at http://www.sec.gov. You may also inspect those reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which shares of our common stock are currently listed.

We have filed with the SEC a registration statement on Form S-3 relating to the shares of common stock covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of the registration statement and do not contain all of the information contained in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document of our company or one of our subsidiaries, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and all of its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows information to be “incorporated by reference” into this prospectus supplement and the accompanying prospectus, which means that important information can be disclosed to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except to the extent that such information is modified or superseded by information in this prospectus supplement. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the following documents (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended March 31, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012;

•

our Current Reports on Form 8-K filed on May 18, 2012, June 25, 2012, August 9, 2012 and September 26, 2012 (relating to the Acquisition (as defined below)), as amended by a Form 8-K/A filed on September 27, 2012, and September 26, 2012 (relating to certain financial statements for the Lafarge Target Business (as defined below) and certain pro forma financial statements);

•	the description of our preferred stock purchase rights in our amended registration statement on Form 8-A/A (File No. 001-12984) filed pursuant to the Exchange Act on April 11, 2006; and

•	the description of our common stock, par value $.01 per share, in our amended registration statement on Form 8-A/A (File No. 001-12984) filed pursuant to the Exchange Act on April 11, 2006.

In addition, all documents that we file with the SEC on or after the date hereof under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information contained in any current report on Form 8-K that is furnished and deemed not filed) will be incorporated by reference until the offering to which this prospectus supplement relates is completed.

Documents incorporated by reference are available from us without charge, excluding exhibits to those documents unless the exhibit has been specifically incorporated by reference as an exhibit in this prospectus supplement. You may obtain without charge a copy of documents that are incorporated by reference in this prospectus supplement by requesting them in writing or by telephone at the following address: Eagle Materials Inc., 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219, Attention: Secretary. Our telephone number at such address is (214) 432-2000.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein consists of “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when we are discussing our beliefs, estimates or expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, which relate to a variety of matters, expected operating and performing results, proposed transactions and the financing thereof and the satisfaction of conditions relating to such transactions and financing, plans and objectives of management, future developments or conditions in the industries in which we participate, audits and legal proceedings to which we are a party and other trends, developments and uncertainties that may affect our business in the future.

Forward-looking statements are not historical facts or guarantees of future performance but instead represent only our belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside our control. Actual results and outcomes may differ materially from what is expected, estimated or forecast in such forward-looking statements. Any or all of the forward-looking statements made by us may turn out to be materially inaccurate. This can occur as a result of incorrect assumptions, changes in facts and circumstances or the effects of known or unknown risks and uncertainties. The principal risks and uncertainties that we believe may affect our actual performance include those described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 5 of the accompanying prospectus, under “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and under “Risk Factors” beginning on page S-23 of this prospectus supplement and on page 6 of the accompanying prospectus. See “Where You Can Find More Information.”

With respect to our proposed acquisition of the Lafarge Target Business (as defined below) described in this prospectus supplement, factors, risks and uncertainties that may cause actual events and developments to vary materially from those anticipated in forward-looking statements include, but are not limited to, our ability to complete the acquisition within the expected timeframe or at all, failure to realize the expected benefits of the transaction, possible negative effects of announcement or consummation of the transaction, significant transaction costs or unknown liabilities, and general economic and business conditions that may affect us following acquisition.

All forward-looking statements in this prospectus supplement, the accompanying prospectus and any free-writing prospectus are made as of the date on its cover page and any forward-looking statements incorporated by reference herein are made as of the date of the document incorporated by reference. The risk that actual results will differ materially from expectations expressed in any such document will increase with the passage of time. Unless otherwise required by law, we undertake no obligation, and disclaim any duty, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in our expectations or otherwise.

CERTAIN MARKET, INDUSTRY AND OTHER DATA

Certain market data contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus are based on independent industry publications and reports by market research firms. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. Some data are also based on our good faith estimates, which are derived from internal surveys, studies or reports, as well as the independent sources referred to above.

Information contained in or incorporated by reference in this prospectus supplement regarding the Lafarge Target Business, including the financial statements for the Lafarge Target Business included in our Current Report on Form 8-K filed on September 26, 2012, was obtained by us from Lafarge North America Inc. (“Lafarge North America”). Lafarge North America is not soliciting investments in our common stock or otherwise participating in this offering, and makes no representation or warranty of any kind to investors who elect to acquire our common stock in this offering.

NON-GAAP FINANCIAL MEASURES

We use Adjusted EBITDA in this prospectus supplement. Adjusted EBITDA represents net earnings before interest, income taxes, depreciation, amortization, certain other non-cash or non-routine items, acquisition costs and other overhead costs allocated to the Lafarge Target Business. Adjusted EBITDA is a performance measure defined and referred to in our bank credit facility and used by our management in connection with our business. We believe this or similar performance measures are commonly used by investors, financial analysts and other interested parties, to evaluate operating performance without regard to the effect of taxes, debt financing and certain accounting and other non-cash and non-routine items. Adjusted EBITDA may also be used by investors to measure a company’s ability to service its debt and meet its other cash needs. Adjusted EBITDA is not required by or presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect (1) the tax payments that represent a reduction in cash available to us, (2) the cash requirements necessary to service principal or interest payments on our indebtedness, (3) the cash expenditures, or future requirements, for capital expenditures or contractual commitments, (4) the changes in, or cash requirements for, our working capital needs, (5) the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations, (6) any cash requirements for the replacement cost of assets being depreciated or amortized and (7) non-cash compensation. Accordingly, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the operation or growth of our business or as an alternative indicator of liquidity to cash flows from operations. Also, Adjusted EBITDA should not be used as an alternative to operating earnings and net earnings attributable to common stockholders as a measure of operating performance. The presentation of Adjusted EBITDA in this prospectus supplement may be different from other similarly-titled measures used by other companies, limiting its usefulness as a comparative measure. Because of these limitations, you should primarily rely on our GAAP results and use Adjusted EBITDA only as a supplement.

When we refer to Adjusted EBITDA in this prospectus supplement, we provide a description of the calculation of Adjusted EBITDA and an unaudited reconciliation of Adjusted EBITDA to net earnings. See the footnotes to the tables under the heading “Prospectus Supplement Summary—Summary Historical Financial Information” and “Prospectus Supplement Summary—Summary Pro Forma Financial Information.”

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and other matters discussed in this prospectus supplement, the accompanying prospectus and in the documents we incorporate herein and therein by reference. This summary does not contain all of the information that you should consider in connection with an investment in our common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference before investing in our common stock. Please read “Risk Factors” beginning on page S-23 of this prospectus supplement and on page 6 of the accompanying prospectus, as well as the “Risk Factors” sections included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 (the “Fiscal 2012 10-K”) and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 (the “First Quarter Fiscal 2013 10-Q”), which are incorporated by reference in this prospectus supplement and the accompanying prospectus, for information regarding risks you should consider. Unless the context otherwise indicates, the information included in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of common stock.

Our Company

Eagle Materials is a diversified producer of basic building products used in residential, industrial, commercial and infrastructure construction and in oil and gas production. We operate in four business segments, through which we conduct the following activities:

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Cement: We mine limestone and manufacture, produce, distribute and sell portland cement, which is a basic construction material that is the essential binding ingredient in concrete, and specialty cement products, which are used in the casing of oil and gas wells.

•	Gypsum wallboard: We mine gypsum and manufacture and sell gypsum wallboard, which is used to finish the interior walls and ceilings in residential, commercial and industrial structures.

•	Recycled paperboard: We manufacture and sell recycled paperboard, which is used to produce gypsum wallboard (including our own gypsum wallboard) and other industrial and consumer paperboard products.

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Concrete and aggregates: We distribute and sell readymix concrete, which is a versatile, low-cost material widely used in construction, and mine and sell aggregates, including crushed stone, sand and gravel, which are used as components of composite building and construction materials.

Our principal lines of business are our cement and gypsum wallboard businesses. Our cement business is supported by our concrete and aggregates business, and our gypsum wallboard business is supported by our recycled paperboard business.

We currently operate four cement plants (one of which is held by a joint venture in which we have a 50% interest), five gypsum wallboard plants (one of which is temporarily idled), one recycled paperboard plant, nine readymix concrete plants and two aggregates facilities. On September 26, 2012, we signed a definitive agreement to acquire a cement plant in Sugar Creek, Missouri (near Kansas City) and a cement plant in Tulsa, Oklahoma, the related cement distribution terminals, two aggregates quarries, eight ready-mix plants, certain fly ash operations and certain other related assets such as equipment, accounts receivable and inventory (the “Lafarge Target Business”) used by Lafarge North America and its subsidiaries to produce, sell and distribute portland cement and concrete. See “—Proposed Acquisition of Lafarge Target Business.”

Our operations are geographically diversified within the United States, which subjects us to economic conditions in each geographic market as well as the national construction market. The principal markets for our cement products are Texas, northern Illinois (including Chicago), the Rocky Mountains, northern Nevada and northern California. The cement plants and other facilities we plan to acquire from Lafarge North America serve the Missouri, Kansas and Oklahoma markets, which would broaden our geographic reach, and fill an important geographic gap, in the adjacent markets in the south central United States. The acquisition of the Lafarge Target Business would also create new opportunities to pursue oil and gas well cement sales in nearby areas that contain high-growth hydrocarbon exploration plays. Our gypsum wallboard operations are more national in scope, but our sales of gypsum wallboard are concentrated in the markets closest to our production facilities. Our paperboard operations are national in scope. Our concrete and aggregates businesses are local in nature and serve the areas immediately surrounding Austin, Texas and areas north of Sacramento, California.

In fiscal year ending March 31, 2012, which we refer to as fiscal year 2012, our net sales were $495.0 million, of which 31% was generated by our cement business, 44% by our gypsum wallboard business, 16% by our recycled paperboard business and 9% by our concrete and aggregates business. During fiscal year 2012, we sold 2.7 million short tons of cement, 1,633 million square feet of gypsum wallboard, 230,000 tons of recycled paperboard, 2.2 million tons of aggregates and 507,000 cubic yards of concrete. For the twelve-month period ended June 30, 2012, we generated total revenue, net earnings and Adjusted EBITDA of approximately $529.3 million, $31.9 million and $118.6 million, respectively.

Although each of our businesses has been adversely impacted by the economic downturn that began in 2007, cement consumption in the United States, as estimated by the Portland Cement Association, increased 2% to 72 million metric tons in calendar 2011 as compared to 70 million metric tons in calendar 2010, with imported cement consumption remaining stable at approximately 9% of total sales during calendar 2011. We have benefitted from this increase in consumption, as our cement sales volumes increased approximately 15% in the twelve months ended June 30, 2012, as compared to the prior twelve-month period ended June 30, 2011. The increases in cement volumes occurred in all of our geographic markets, except Texas, which remained sold-out during these same periods despite the economic downturn. Utilization of our gypsum wallboard manufacturing facilities was slightly over 50% in the last twelve-month period ended June 30, 2012, which was consistent with the industry as a whole. However, we successfully implemented a 35% price increase in January 2012 and we have announced an additional 25% price increase that is scheduled to be effective January 1, 2013. These price increases have been supported by increases in housing and construction activities in the areas in which we operate.

In many cases, declines in the industries we serve have historically been followed by strong recoveries. We believe we are positioned to benefit as economic conditions continue to improve due to our competitive strengths and growth strategy, as outlined below.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and contribute to our continued success.

Low Cost Producer. We believe that maintaining our position as a low cost producer is a key factor to our success in the largely commodity-based industries in which we operate. We strive to remain a low cost producer by operating more efficiently than our competitors, specifically in the areas of raw material extraction, energy usage, waste and overhead. We focus on maintaining our facilities in like-new condition through our strategic investment and maintenance program. We have also realized significant savings by vertically integrating our recycled paperboard and gypsum wallboard operations. As a result of these efforts, and unlike many of our competitors, we were able to generate positive cash flow and maintain profitability on a consolidated basis in each fiscal year since the start of the recent economic downturn, and believe we are positioned to benefit from future market and economic improvements.

Leading Market Positions in Attractive Markets. Many of our plants are strategically located in close proximity to markets with favorable end-user demand for our products. The high cost of transporting cement provides us with a competitive advantage relative to out-of-market competitors. In addition, we believe that our customer service and in-depth market knowledge are essential to maintaining existing customers and securing new business in our principal markets. We have a leading presence as a supplier of oil and gas well cement to drilling service companies in Texas and the Rocky Mountain states and believe the proximity of our operations to active oil and gas basins provides us with significant geographic advantages in servicing customer needs in these regions. Furthermore, our 30-year history as a leading supplier of specialty oil and gas well cement creates a competitive advantage given the product quality and uniformity demands in this market.

High Barriers to Competitive Entry. The U.S. cement industry has relatively high barriers to entry. Zoning and environmental permitting regulations make it difficult to establish new cement plants in the United States, particularly in closer-to-market urban and suburban areas. In addition, establishing a new plant would involve significant up-front costs and long lead times. It can also be difficult for new market participants to be competitive in the production of certain products, including specialty oil and gas well cement, due to the complexity of creating a uniform, high-quality product that meets the requirements of customers. Furthermore, any new entrant in the U.S. cement industry would need to obtain access to limestone and aggregates reserves in close proximity to its operations. Our reserves provide us with a competitive advantage due to their sufficiency and their proximity to our production facilities. We believe that the estimated recoverable limestone reserves owned or leased by us will permit each of our cement plants to operate at our present production capacity for at least 30 years. In addition, based on its current production capacity, we estimate our northern California and Austin, Texas aggregate quarries contain over 100 years and 50 years, respectively, of reserves for our aggregates business.

Diversified Product and Geographic Mix. Our revenues are diversified across the various construction materials we sell, including cement, gypsum wallboard, recycled paperboard and concrete and aggregates. These products exhibit somewhat different drivers of demand, with cement being more dependent on infrastructure, non-residential construction and oil and gas drilling activity, and wallboard being more dependent on levels of new residential housing and repair and remodel activity. We are also diversified across various regions in the United States, many of which we believe have favorable growth rates relative to national averages due to longstanding demographic and industry trends. We maintain a broad and diverse base of long-term customers with no single customer accounting for more than 6% of sales on a consolidated basis in fiscal year 2012.

Experienced Management Team. Our senior management team has extensive experience, with an average of over 20 years in the industry, spanning several business cycles. Our senior management team, led by our chief executive officer, Steven Rowley, has been integral to our successful navigation through the prolonged economic downturn by continuing to execute on our low cost producer strategy. Steven Rowley started with Eagle Materials 21 years ago and became our chief executive officer in 2003.

Business Strategy

We intend to grow our business profitably through the following strategic initiatives.

Maintain Low Cost Operating Structure. Our focus on being a low cost producer has enabled us to generate significant cash flow from our business and remain profitable on a consolidated basis during each year since the beginning of the recent economic downturn, an achievement not matched by many of our competitors. We have exhibited strong cost management at all stages of recent economic cycles. As demand rebounds from trough levels, we have historically experienced pronounced increases in pricing, creating substantial operating leverage and cash flow.

Grow Through Acquisitions. We have successfully used acquisitions and joint venture arrangements to capitalize on opportunities and to enhance our operations and business lines. In general, we selectively pursue acquisitions of businesses that we believe are a compelling fit with our existing operations and provide an opportunity to generate attractive returns. On September 26, 2012, we announced an agreement to acquire the Lafarge Target Business, consisting of two cement plants and certain other facilities and assets from Lafarge North America. This proposed acquisition is consistent with our core strategy to grow our U.S. cement business and we expect it will increase our annual cement capacity by more than 60%. See “—Proposed Acquisition of Lafarge Target Business.” In the future, we plan to continue to pursue strategic acquisitions that we believe will provide an attractive return for our stockholders.

Pursue Adjacent Business Opportunities With Strong Macro Economic Trends. We continue to pursue opportunities in businesses that are naturally adjacent to our existing core businesses and would allow us to leverage our core competencies and existing infrastructure and customer relationships. During fiscal year 2012, we purchased land with mineral reserves in the Midwest for the purpose of developing a frac sand business to serve the oil services and other industrial end markets. We have finalized permitting and plant design and are now focused on plant construction. We anticipate additional capital expenditures in the range of $25 million to $50 million during fiscal years 2013 and 2014 to support the development of our frac sand business. We are also continuing to increase our production of specialty oil and gas well cement. This specialty cement generates higher profit margins than other cement sales and we are among the few companies that produce it.

Proposed Acquisition of Lafarge Target Business

On September 26, 2012, we entered into a definitive asset purchase agreement with Lafarge North America providing for the acquisition (the “Acquisition”) by us of the Lafarge Target Business, which represents a substantial majority of the assets used by Lafarge North America and its subsidiaries in connection with the production, sale and distribution of portland cement and concrete in or near Kansas City, Missouri and Tulsa, Oklahoma. The purchase price to be paid by us for these assets is approximately $446 million (including working capital, subject to customary post-closing adjustments), all of which is payable in cash. The assets of the Lafarge Target Business to be acquired by us include the following:

•	two cement plants located in Sugar Creek, Missouri and Tulsa, Oklahoma;

•	related cement distribution terminals located in Sugar Creek and Springfield, Missouri; Omaha, Nebraska; Iola and Wichita, Kansas; and Oklahoma City, Oklahoma;

•	two aggregates quarries near Sugar Creek, Missouri;

•	eight ready-mix plants located in or near Kansas City, Missouri;

•	certain fly ash operations conducted in the Kansas City, Missouri area; and

•	certain related assets such as equipment, accounts receivable and inventory.

In most cases, we will acquire ownership of these assets from Lafarge North America or its subsidiaries. However, the cement plant located in Sugar Creek, Missouri is leased by Lafarge North America pursuant to a long-term lease containing a purchase option exercisable by payment of a nominal fee. This lease, including the purchase option, will be transferred to us at the closing of the Acquisition. At the closing of the Acquisition, we will enter into certain ancillary agreements, including a transitional cement supply agreement and certain fuel supply agreements with Lafarge North America or one of its affiliates.

We expect to realize several benefits from the Acquisition, including the following:

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Compelling Geographic Fit. The Acquisition will allow us to expand the scope of our cement business in a geographic area that is complementary to our existing cement businesses. In particular, the location of the Lafarge Target Business will allow us to create a network of cement plants and distribution terminals in the United States, stretching from the Western (Northern California) to East Central (Michigan) regions and from Midwestern (Kansas) to South Central (Gulf Coast) regions of the United States. We currently do not sell any material amount of cement or concrete in the principal markets served by the Lafarge Target Business, including large portions of Missouri, Kansas and Oklahoma. The location of the Lafarge Target Business is also attractive due to its long distance from ports, which reduces exposure to cement supply imports. This expanded network of plants and terminals will also provide us with greater strategic flexibility to transport products within the network to satisfy demand for cement more efficiently in the areas we serve.

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Meaningful Financial Contribution. We expect the Acquisition to provide a meaningful contribution to our total revenue and cement production capacity. On a pro forma basis, after giving effect to the Acquisition, our total revenue, Adjusted EBITDA and net earnings would increase by approximately 34%, 33% and 31%, respectively, for the twelve-month period ended June 30, 2012 as compared to our historical revenue for such period. Moreover, we expect that the Acquisition would increase our current cement production capacity by approximately 60%.

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Increased Exposure to Attractive End-Markets. The Acquisition will allow us to participate to a greater degree in the U.S. construction recovery and permit us to enter into new markets that we believe offer favorable growth opportunities. The location of the Lafarge Target Business provides us with access to additional major oil and gas basins. We believe this access, along with our 30-year history as a leading supplier, will facilitate our efforts to expand sales of our specialty oil and gas well cement in nearby high-growth hydrocarbon exploration plays.

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Cost Savings and Other Synergies. We expect that the Acquisition will give us the opportunity to realize certain cost savings and other synergies resulting from the combination of our cement operations with those of the Lafarge Target Business. In particular, we expect that we will be able to achieve significant cost savings in the form of a reduction in overhead costs as compared to the costs incurred historically by the Lafarge Target Business. The Lafarge Target Business, as part of the Lafarge S.A. international organization, is subject to an overhead allocation structure that will not continue after the closing of the Acquisition.

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Capitalizing on Infrastructure Spending. We expect the Acquisition will help position us to capitalize on any long-term increases in infrastructure spending. Although we do not expect a significant increase in spending for infrastructure in calendar 2012, the Portland Cement Association projects that spending in calendar 2013 will exceed that of 2011 and 2012. In connection with infrastructure projects involving the building of roads, we expect that there will continue to be increased demand for concrete as compared to asphalt, based on quality and cost advantages both on a per mile and a life cycle cost basis.

We expect to fund the purchase price payable in the Acquisition through a combination of borrowings under our bank credit facility and the proceeds from this offering. We recently expanded our bank credit facility and, as a result, the maximum amount of available borrowings under our bank credit facility is currently $400 million, less the amount of any outstanding borrowings and outstanding letters of credit, subject to customary funding conditions. As of August 31, 2012, we had approximately $35 million of borrowings outstanding under our bank credit facility and approximately $7 million of outstanding letters of credit.

The closing of the Acquisition is expected to occur in November or December 2012 and is subject to the receipt of certain third-party consents and other customary conditions, including the receipt of required regulatory approvals. There can be no assurance that we will complete the Acquisition on the terms described herein or at all. The consummation of this offering is not conditioned upon the closing of the Acquisition. See “Use of Proceeds” on page S-29 of this prospectus supplement.

Other Recent Developments

Set forth below are certain preliminary estimates of our results of operations for the two-month period ended August 31, 2012 compared with actual results for the two-month period ended August 31, 2011. The preliminary results for the two-month period ended August 31, 2012 have not yet been reviewed by our independent accountants. We present these estimates in this prospectus supplement to illustrate the trends we are experiencing in the current fiscal quarter.

The following are preliminary estimates for the two-month period ended August 31, 2012:

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Revenues of $112.8 million, 24% greater than revenues for the two-month period ended August 31, 2011. The increase in total revenue is primarily due to a 30% increase in average gypsum wallboard net sales prices and improved sales volumes in cement and gypsum wallboard.

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Segment operating earnings of $28.2 million, 131% greater than segment operating earnings for the two-month period ended August 31, 2011. The increase in segment operating earnings is primarily due to higher average gypsum wallboard net sales prices and improved cement and gypsum wallboard sales volumes. Segment operating earnings does not include corporate, general and administrative expenses.

	Two Months Ended August 31,		Percentage Change
	2012	2011
	(in thousands)
Revenue	$112,790	$91,186	24%
Segment Operating Earnings	$28,243	$12,241	131%
Earnings Before Interest and Income Taxes	$23,242	$9,067	156%

The following table highlights certain operating information relating to our cement and gypsum wallboard businesses. The segment information below does not include corporate, general and administrative expenses.

	Two Months Ended August 31,		Percentage Change
	2012	2011
	(in thousands)
Revenues
Cement (1)	$64,394	$55,955	15%
Gypsum Wallboard	$65,282	$50,693	29%
Operating Income
Cement	$12,050	$10,410	16%
Gypsum Wallboard	$16,183	$1,834	782%
Sales Volumes
Cement (M Tons)	597	528	13%
Gypsum Wallboard (MMSF)	343	278	23%

(1)	Includes our proportional share of our Joint Venture revenues of $16.4 million and $15.0 million, respectively.

The estimates provided above are based upon available information and assumptions that we believe are reasonable. However, these are only preliminary estimates of our operating results and it is possible that our final results for the two-month period ended August 31, 2012 will be different from the information presented above and that the final reported results for the three-month period ending September 30, 2012 will not continue the trends we experienced in the first two months of the quarter. Prospective purchasers of our common stock should not place undue reliance on the preliminary data presented above. See “Risk Factors—Risks Relating to our Common Stock—There are material limitations in estimating our results for prior periods before the completion of our and our auditors’ normal review procedures for such periods.”

Corporate Information

We are a Delaware corporation with our principal executive offices located at 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219. Our telephone number at such address is (214) 432-2000, and our website is www.eaglematerials.com. Information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and you should not consider that information a part of this prospectus supplement or the accompanying prospectus. Our website address is included in this prospectus supplement as an inactive textual reference only.

The Offering

Issuer	Eagle Materials Inc.

Common stock offered	3,000,000 shares (3,450,000 shares if the underwriters exercise in full their option to purchase additional securities).

Option to purchase additional securities	The underwriters have an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 450,000 shares of common stock at the public offering price, less underwriting discounts and commissions, to cover overallotments, if any.

Common stock outstanding after this offering (1)	48,436,211 shares (48,886,211 shares if the underwriters exercise in full their option to purchase additional securities).

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $134,115,000 million after payment of underwriting discounts, commissions and our estimated offering expenses. We intend to use the net proceeds from this offering, together with borrowings under our bank credit facility, to fund the payment of the purchase price in the Acquisition. The consummation of this offering is not conditioned on the closing of the Acquisition. If we do not consummate the Acquisition, we intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Risk factors	You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-23 and on page 6 of the accompanying prospectus, as well as the “Risk Factors” sections included in the Fiscal 2012 10-K and the First Quarter Fiscal 2013 10-Q, before deciding whether to invest in our common stock.

New York Stock Exchange symbol	EXP

(1)	The number of shares of common stock outstanding after this offering is based on 45,436,211 shares of common stock outstanding as of September 26, 2012. The number of shares of common stock to be outstanding after this offering excludes, as of September 26, 2012:

•	3,603,226 shares of our common stock issuable upon the exercise of outstanding stock options exercisable with a weighted average exercise price of $35.86 per share;

•	80,318 shares that may be issued pursuant to the vesting of restricted stock units; and

•	1,325,045 other shares that are unissued but reserved for issuance under our equity compensation plan.

Summary Historical Financial Information

The following tables set forth certain historical financial information for Eagle Materials and the Lafarge Target Business.

Eagle Materials

The following table sets forth summary historical consolidated financial data of Eagle Materials, as of the dates and for the periods indicated. The consolidated statement of earnings and balance sheet data of Eagle Materials as of and for the fiscal years ended March 31, 2012, 2011 and 2010 have been derived from our audited consolidated financial statements contained in the Fiscal 2012 10-K, which are incorporated herein by reference. The summary statement of earnings and balance sheet data of Eagle Materials as of and for the three months ended June 30, 2012 and 2011 have been derived from our unaudited condensed consolidated financial statements contained in the First Quarter Fiscal 2013 10-Q, which have been prepared on a basis consistent with our annual audited consolidated financial statements. The historical results of operations for any period are not necessarily indicative of the results to be expected for any future period.

The summary historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Fiscal 2012 10-K and our unaudited condensed consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the First Quarter Fiscal 2013 10-Q, which are incorporated herein by reference.

	Fiscal Year Ended March 31,			Three Months Ended June 30,
	2012	2011	2010	2012	2011
	(In thousands, except share data)
Consolidated Statement of Earnings:
Revenues	$495,023	$462,180	$467,905	$154,042	$119,807
Cost of Goods Sold	454,546	426,603	416,032	131,145	115,434

Gross Profit	40,477	35,577	51,873	22,897	4,373
Equity in Earnings of Unconsolidated Joint Venture	28,528	24,233	24,157	6,468	5,448
Corporate General and Administrative Expense	(19,617)	(16,667)	(15,886)	(5,416)	(4,118)
Other Operating Income	356	840	3,161	(270)	(79)
Other Non-Operating Expense	(9,117)	(10,701)	(2,548)	—	—
Loss on Debt Retirement	(2,094)	—	—	—	—
Interest Expense, Net	(16,621)	(16,520)	(21,460)	(3,765)	(4,585)

Earnings Before Income Taxes	21,912	16,762	39,297	19,914	1,039
Income Taxes	(3,180)	(1,913)	(10,347)	(5,936)	(232)

Net Earnings	$18,732	$14,849	$28,950	$13,978	$807

Comprehensive Earnings	$16,109	$15,474	$31,472	$14,094	$807
Earnings per Share:
Basic Earnings per Share	$0.42	$0.34	$0.66	$0.31	$0.02
Diluted Earnings per Share	$0.42	$0.34	$0.66	$0.31	$0.02
Weighted-average number of shares outstanding:
Basic	44,224,924	43,891,817	43,684,942	44,670,359	44,180,039
Diluted	44,515,981	44,251,276	44,038,401	45,078,734	44,709,262

	Fiscal Year Ended March 31,			Three Months Ended June 30,
	2012	2011	2010	2012	2011
	(In thousands, except share data)
Balance Sheet Data:
Cash and Cash Equivalents	$6,481	$1,874	$1,416	$3,707	$3,478
Total Assets	985,145	985,810	1,016,776	980,396	985,211
Current Liabilities	77,043	69,526	71,884	77,661	64,110
Total Long-Term Debt	262,259	287,000	303,000	249,259	296,000
Total Liabilities	512,634	524,296	563,179	496,454	526,754
Total Stockholders’ Equity	472,511	461,514	453,597	483,942	458,457
Other Data:
Net cash provided by operating activities	60,852	44,083	64,566	19,092	1,141
Net cash used in investing activities	(26,099)	(16,624)	(13,779)	(4,685)	(3,812)
Net cash provided by (used in) financing activities	(30,146)	(27,001)	(67,169)	(17,181)	4,275
Adjusted EBITDA (a)	104,505	100,182	126,203	37,823	23,741
Operating Statistics:
Sales Volumes:
Cement (M Tons)	2,723	2,541	2,467	848	674
Gypsum Wallboard (MMSF)	1,633	1,665	1,750	457	412
Recycled Paperboard (M Tons)	230	216	215	60	57
Concrete (M Cubic Yards)	507	475	461	137	136
Aggregates (M Tons)	2,221	2,564	2,318	652	612
Average Net Sales Price
Cement (Ton)	$81.42	$80.83	$85.59	$81.06	$81.25
Gypsum Wallboard (MSF)	98.79	91.79	92.10	118.70	90.03
Recycled Paperboard (Ton)	515.97	483.03	417.28	502.89	505.61
Concrete (Cubic Yard)	63.83	62.77	67.23	65.29	61.04
Aggregates (Ton)	5.89	5.61	6.29	5.98	5.88

(a)	The following is a reconciliation of our net earnings to Adjusted EBITDA for the periods indicated. Adjusted EBITDA has been calculated consistently with definitions included in our debt agreements. For more important information regarding our use of Adjusted EBITDA, see “Non-GAAP Financial Measures.”

	Fiscal Year ended March 31,			Three Months ended June 30,
	2012	2011	2010	2012	2011
	(In thousands)
Net Earnings	$18,732	$14,849	$28,950	$13,978	$807
Income Taxes	3,180	1,913	10,347	5,936	232
Interest Expense	16,621	16,520	21,460	3,765	4,585
Depreciation and Amortization	50,124	49,212	50,781	12,661	12,320
Non-Operating/Non-Cash Adjustments (1)	15,848	17,688	14,665	1,483	5,797

Adjusted EBITDA	$104,505	$100,182	$126,203	$37,823	$23,741

(1)	Includes non-cash compensation expense, the difference between joint venture earnings and cash received from the joint venture and asset write-offs.

Lafarge Target Business

The following table sets forth summary historical condensed “carve-out” financial data for the Lafarge Target Business, as of the dates and for the periods indicated. The summary historical condensed statement of operations and balance sheet data as of and for the fiscal year ended December 31, 2011 and 2010, have been derived from the audited “carve-out” financial statements for the Lafarge Target Business contained in our Current Report on Form 8-K filed with the SEC on September 26, 2012 (the “September 8-K”), which is incorporated herein by reference. The summary historical statement of operations and balance sheet data as of and for the six months ended June 30, 2012 have been derived from the unaudited “carve-out” financial statements for the Lafarge Target Business contained in the September 8-K, which is incorporated herein by reference, which financial statements were prepared by management of Lafarge North America on a basis consistent with the annual audited “carve-out” financial statements described above. The historical results of operations for any period are not necessarily indicative of the results to be expected for any future period.

The summary historical condensed financial data should be read in conjunction with, and are qualified by reference to, the audited “carve-out” financial statements for the Lafarge Target Business and related notes included in the September 8-K, which is incorporated herein by reference.

	Fiscal Year Ended December 31,		Six Months Ended June 30,
	2011	2010	2012	2011
	(In thousands, except share data)
Consolidated Statements of Operations Data:
Revenues	$165,378	$170,567	$80,395	$67,325
Cost of Goods Sold	154,426	155,599	74,746	68,514

Gross Profit (Loss)	10,952	14,968	5,649	(1,189)
Selling and Administrative Expense	(27,426)	(29,906)	(14,949)	(13,259)
Other Operating Income (Loss)	(29)	13	(40)	(176)
Interest Expense, Net	(2,679)	(2,707)	(1,334)	(1,340)

Earnings Before Income Taxes	(19,182)	(17,632)	(10,674)	(15,964)
Income Taxes	8,158	7,336	4,502	6,790

Net Loss	$(11,024)	$(10,296)	$(6,172)	$(9,174)

Balance Sheet Data (at End of Period):
Current Assets	$37,601	$39,102	$55,205	$52,876
Total Assets	416,223	431,306	428,272	435,596
Current Liabilities	13,807	13,804	16,137	15,514
Total Long-Term Debt	46,454	46,421	46,456	46,433
Total Liabilities	92,698	92,658	95,074	94,390
Operating Statistics:
Sales Volumes
Cement (M Tons)	1,295	1,423	659	556
Average Net Sales Price
Cement (Ton)	$83.10	$83.74	$83.59	$80.97

Summary Unaudited Pro Forma Financial Information

The following summary unaudited pro forma condensed combined financial data give effect to the Acquisition, including the related financing, as of the dates and for the periods indicated. The unaudited pro forma condensed combined balance sheet data give effect to the Acquisition as if it had occurred on June 30, 2012. The summary unaudited pro forma condensed combined statement of earnings data give effect to the Acquisition as if it had occurred on July 1, 2011. Eagle Materials’ unaudited consolidated statement of earnings for the twelve-month period ended June 30, 2012 has been prepared by adding the financial data from Eagle Materials’ unaudited consolidated statement of earnings for the three-month period ended June 30, 2012 to the results of Eagle Materials’ audited consolidated statement of earnings for the fiscal year ended March 31, 2012 and deducting the financial data from Eagle Materials’ unaudited consolidated statement of earnings for the three months ended June 30, 2011. The unaudited combined statements of earnings data for the Lafarge Target Business for the twelve-month period ended June 30, 2012 have been prepared by adding the financial data from the unaudited statement of earnings data for the Lafarge Target Business for the six-month period ended June 30, 2012 to the results of the audited “carve-out” statement of earnings data for the Lafarge Target Business for the year ended December 31, 2011 and deducting the financial data from the unaudited combined statement of earnings data for the Lafarge Target Business for the six months ended June 30, 2011. The summary unaudited pro forma condensed combined financial data set forth below have been prepared by aggregating our historical consolidated financial data and the historical “carve-out” financial data for the Lafarge Target Business described above and making certain pro forma adjustments thereto. The pro forma adjustments used in the preparation of the summary unaudited pro forma condensed combined financial data are based upon available information and assumptions that we believe are reasonable; however, we can provide no assurance that the assumptions are correct. While we intend to have a third-party appraisal of the assets acquired and liabilities assumed, this appraisal has not yet begun. This financial information is very preliminary in nature, and is provided herein solely for the purposes of the summary unaudited pro forma condensed combined financials. The unaudited pro forma condensed combined statements of earnings do not include costs that we expect to incur in connection with the Acquisition, which we expect to be between $3 million to $4 million, or any cost savings or other synergies that may result from the combination of the operations of Eagle Materials and the Lafarge Target Business (or the costs necessary to achieve those cost savings and other synergies).

The summary unaudited pro forma condensed combined financial data have been provided for comparative purposes only and do not purport to represent what our financial position or results of operations would actually have been had the events noted above in fact occurred on the assumed dates or to project our financial position or results of operations as of any future date or for any future period. Further, Regulation S-X is not applicable to non-quarterly, non-annual financial information such as the summary unaudited pro forma condensed combined financial data for the twelve-month period ended June 30, 2012 presented below. These data should be read in conjunction with, and, except as described below, are qualified in their entirety by reference to:

•

our historical consolidated financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Fiscal 2012 10-K and our First Quarter Fiscal 2013 10-Q, which are incorporated herein by reference;

•	the historical “carve-out” financial statements and related notes for the Lafarge Target Business included in the September 8-K, which is incorporated herein by reference; and

•	the unaudited pro forma condensed combined information and related notes included in the September 8-K, which is incorporated herein by reference.

The summary unaudited pro forma condensed combined financial data included herein updates the pro forma financial data in the September 8-K to reflect the public offering price per share and proceeds to us shown on the cover page of this prospectus supplement, as well as certain other related amounts or amounts calculated on the basis of such public offering price and proceeds to us.

For the twelve month period ended June 30, 2012:

	Eagle Materials Inc.	Lafarge Target Business	Adjustment of Overhead Allocation in Carve-Out (2)	Adjustments (1)		Pro Forma Combined
	(In thousands, except share data)
Consolidated Statement of Earnings Data:
Revenues	$529,258	$178,448	—	—		$707,706
Cost of Goods Sold	470,257	160,658	(5,343)	8,079 (5,388 394)	n a j	628,657

Gross Profit	59,001	17,790	5,343	(3,085)		79,049
Equity in Earnings of Unconsolidated Joint Venture	29,548	—	—	—		29,548
Corporate General and Administrative Expense	(20,915)	(29,116)	22,537	8,079 (1,500)	n m	(20,915)
Other Operating Income	165	107	—	—		272
Other Non-Operating Expense	(9,117)	—	—	—		(9,117)
Loss on Debt Retirement	(2,094)	—	—	—		(2,094)
Interest Expense net	(15,801)	(2,673)	—	(6,445 2,673)	b b	(22,246)

Earnings Before Income Taxes	40,787	(13,892)	27,880	(278)		54,497
Income Taxes	$(8,884)	$5,870	$(9,758)	$97	c	$(12,675)

Net Earnings	$31,903	$(8,022)	$18,122	$(181)		$41,822

Comprehensive Earnings	$32,019	$(8,022)	$18,122	$(181)		$41,938

Net Earnings per common share:
Basic	$0.72	$—	$—	$—		$0.88
Diluted	$0.71	$—	$—	$—		$0.88
Weighted-average number of shares outstanding
Basic	44,347,607	—	—	3,000,000	d	47,347,607
Diluted	44,640,451	—	—	3,000,000	d	47,640,451

	Eagle Materials Inc.	Lafarge Target Business	Purchase Price Allocation (4)			Adjustments (1)		Pro Forma Consolidated
	(In thousands, except share data)
Balance Sheet Data (at End of Period):
Cash and Cash Equivalents	$3,707	$—	$—			$—		$3,707
Total Assets	980,396	428,272	35,813		g	2,163	i	1,446,644
Current Liabilities	77,661	16,137	(2,400)		l	—		91,398
Total Long-Term Debt, excluding current maturities	249,259	46,456	(46,456)		e	316,885	b	566,144
Total Liabilities	496,454	95,074	(2,400 (46,456 (31,533	) ) )	l e h	316,885 52 511	b k h	828,587
Total Stockholders’ Equity	483,942	333,198	(335,361)		f	134,115 2,163	d i	618,057

Other Data:
Adjusted EBITDA (3)	$118,587	$12,147	$27,880			$(1,500)		$157,114

Operating Statistics:
Sales Volumes
Cement (M Tons)	2,897	1,385	—			—		4,282
Average Net Sales Price
Cement (Ton)	$81.34	$83.85	—			—		$82.16

(1)	Below is a summary of the pro forma adjustments made in the above schedule.

a.	This adjustment was made to record the net increase in depreciation expense based on depreciation of the estimated fair market value of the plant and equipment purchased over the new estimated useful life, less historical depreciation incurred over these periods. This adjustment was also made to record the net increase in amortization expense based on amortization of the estimated fair market value of the intangible assets purchased over the new estimated useful life, less historical amortization incurred over these periods.

	Property, Plant and Equipment	Intangible Assets
	(Dollars in thousands)
Estimated fair value	$366,350	$40,000
Less estimated fair value of land	(30,000)	—

Depreciable/Amortizable value	336,350	40,000
Estimated life	25	15

Estimated annual depreciation/amortization	13,454	2,667
Less historical depreciation/amortization	(21,509)	—

	$(8,055)	$2,667

b.	This adjustment was made to record interest expense based on estimated increased borrowings under our bank credit facility of $316.9 million to fund a portion of purchase price owing in the Acquisition. The estimated interest rate on these borrowings is 1.9375%, which is based on the interest rate currently in effect under the bank credit facility line of credit and the pro forma earnings before interest, taxes, depreciation and amortization and the pro forma debt as of the date of the Acquisition. A one-eighth percent hypothetical change in the interest rate would have increased or decreased pro forma interest expense by $0.4 million during the twelve-month period ended June 30, 2012. This adjustment also includes the amortization of debt issue costs of $1.5 million incurred in connection with the additional borrowing, amortized over the remaining life of the related debt agreements, which averaged approximately 59 months at July 1, 2011.

The interest that we will ultimately pay on the borrowings under our bank credit facility could vary greatly from what is assumed in this summary unaudited pro forma financial information and in the unaudited pro forma condensed combined financial statements contained in the September 8-K and will depend on the actual timing and amount of borrowings and repayments, and changes in the variable interest rate, among other factors.

c.	This adjustment was made to reflect the aggregate pro forma increase in earnings before income taxes at statutory tax rate of 35%.

d.	This adjustment was made to recognize 3,000,000 shares of our common stock expected to be issued in connection with this equity offering. We expect the offering to generate net proceeds to us of approximately $134.1 million, after payment of the underwriting discount and other direct offering costs. The foregoing information assumes no exercise of the underwriters’ option to purchase additional shares.

e.	This adjustment was made to eliminate debt of the Lafarge Target Business that is not being assumed in the Acquisition.

f.	This adjustment was made to eliminate the Lafarge Target Business’s historical stockholders’ equity.

g.

The adjustment reflects the net impact of the anticipated increase in fair value of property, plant and equipment ($95.9 million), Accounts Receivable ($0.3 million), inventory ($1.5 million) and intangible assets ($40.0 million) expected to occur as a result of the Acquisition, offset by the elimination of historical goodwill and intangible assets ($101.9 million).

h.	The adjustment reflects the deferred tax impact on the fair value adjustment to inventory ($0.5 million) and to eliminate historical deferred taxes of the Lafarge Target Business.

i.	The adjustment eliminates the LIFO reserve from the Lafarge Target Business historical financial statements.

j.	The adjustment eliminates the change in the LIFO reserve from the Lafarge Target Business during the twelve-month period ended June 30, 2012.

k.	The adjustment adjusts long-term liabilities related primarily to asset retirement obligations to fair value.

l.	The adjustment eliminates liabilities not being assumed in the Acquisition.

m.	To reflect projected overhead costs on a pro forma basis for the Lafarge Target Business, and to eliminate the overhead allocated to the carve-out business by the Lafarge Target’s Business parent. Below is a reconciliation of the amounts allocated to the Lafarge Target Business that are not reflective of the expected results of operations going forward, along with the estimate of the overhead amounts expected to be realized by the new business.

	For the Twelve Months Ended June 30, 2012
	Overhead Allocated in Carve-Out	Estimate of Future Expense	Net Adjustment
	(In thousands)
Cost of Sales	$5,343	$—	$(5,343)
Corporate Selling and Administrative	22,537	(1,500)	(21,037)

Total Expense	$27,880	$(1,500)	$(26,380)

n.	General and administration expenses remaining after the elimination of the overhead allocation have been reclassified to conform to Eagle Materials’ presentation.

(2)	The carve out financial statements of Lafarge Target Business include an allocation of the estimated cost incurred by Lafarge Target Business’ parent to provide services and support functions to the Lafarge Target Business. These allocated costs are primarily related to corporate administrative expenses and reorganization costs, employee related costs including pensions and other benefits for corporate and shared employees, and rental and usage fees for shared assets for certain functional groups. Because the cost structure of Eagle Materials is significantly different than that of the Lafarge Target Business’ parent, we have adjusted the allocation to represent the costs expected to be incurred on behalf of Lafarge Target Business by Eagle Materials, which total approximately $1.5 million for the twelve months ended June 30, 2012. These costs have been calculated based on the average of overhead costs incurred at our other cement plants of similar size. Further, we have assumed the addition of certain plant level personnel who will provide services similar to those included in Lafarge Target Business’ allocation. This adjustment is forward-looking and not necessarily indicative of actual costs that will be incurred.

(3)	The following is a reconciliation of pro forma net earnings to Adjusted EBITDA for the period indicated. For additional important information regarding our use of Adjusted EBITDA, see “Non-GAAP Financial Measures.”

	Eagle Materials Inc.		Lafarge Target Business		Adjustment of Overhead Allocation in Carve-Out (4)		Adjustments			Pro Forma Combined
	(In thousands)
Pro Forma Net Earnings	$31,903		$(8,022)		18,122		$(181)			$41,822
Income Taxes	8,884		(5,870)		9,758		(97)			12,675
Interest Expense	15,801		2,673		—		3,772			22,246
Depreciation and Amortization	50,465		21,509		—		(5,388)			66,586
Non-Operating/Non-Cash Adjustments	11,534	(1)	1,857	(2)	—		394		(3)	13,785

Adjusted EBITDA	$118,587		$12,147		27,880	(5)	$(1,500	)(5)		$157,114

(1)	Includes non-cash compensation expense, the difference between joint venture earnings and cash received from the joint venture and asset write-offs.

(2)	Includes costs incurred in connection with a reorganization project undertaken by the parent of the Lafarge Target Business. The objective of the reorganization project was to accelerate development and profitability of the parent of the Lafarge Target Business and its other related entities.

(3)	Includes the change in the LIFO reserve from the Lafarge Target Business during the twelve-month period ended June 30, 2012.

(4)	The purchase price allocation is preliminary. The Company is currently in the process of engaging a third party firm to perform a full appraisal of all assets acquired and liabilities assumed. Significant adjustment to the allocation to the fair value to the assets acquired and liabilities assumed likely will occur until such time as a final valuation report has been received.

(5)	Represents the elimination of the overhead charges allocated to the Lafarge Target Business by Lafarge North America that are not reflective of the operations going forward, along with the estimate of the overhead amounts expected to be realized by the new business.

RISK FACTORS

Investing in our common stock involves risk. Before you invest in our common stock, you should carefully consider the risk factors presented below, as well as the risk factors beginning on page 6 of the accompanying prospectus and in Part I, Item 1A, “Risk Factors” included in our Fiscal 2012 10-K and our First Quarter Fiscal 2013 10-Q, and the risks and other considerations described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated herein by reference, together with all of the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. If any of the risks described in these reports or other documents were to materialize, our business, results of operations, cash flows, financial condition and prospects could be materially and adversely affected.

Risks Related to the Acquisition

We may not be able to complete the Acquisition, and the offering of our common stock is not conditioned upon the consummation of the Acquisition.

Our ability to complete the Acquisition is subject to various closing conditions, including the receipt of antitrust approvals and third-party consents, which may not be satisfied or may take longer than expected. This offering of our common stock is not conditioned upon the consummation of the Acquisition. Accordingly, by purchasing the common stock, you are investing in Eagle Materials on a stand-alone basis, and there is no assurance that we will in fact acquire or own the Lafarge Target Business. Although some of the information included in this prospectus supplement generally assumes the consummation of the Acquisition, we cannot assure you that the Acquisition will occur on the terms currently contemplated or at all.

If we do not consummate the Acquisition, we will retain broad discretion to use the net proceeds from this offering of our common stock for any general corporate purposes, which may include capital expenditures, other acquisitions, working capital, repayment or refinancing of debt and repurchases and redemptions of securities. See “Use of Proceeds.”

If we fail to close the Acquisition, depending on certain circumstances, we could be subject to litigation relating to the failure of the transaction to be completed, including claims for damages from Lafarge North America or other persons. If the Acquisition is not completed, the price of our common stock could decline.

We may not realize any or all of the anticipated benefits of the Acquisition and the Acquisition may adversely impact our existing operations.

We may not be able to achieve the anticipated benefits of the Acquisition even if we complete it. Upon completion of the Acquisition, we will need to integrate the Lafarge Target Business with our existing operations. We may not be able to accomplish the integration of the Lafarge Target Business smoothly, successfully or within the anticipated costs or timeframe. In general, we cannot assure you that we will be able to timely achieve the anticipated incremental revenues, cost savings, operational synergies and other expected benefits of the Acquisition.

The diversion of our management’s attention from our current operations to integration efforts and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from the Acquisition and could adversely affect our business and the price of our common stock. The integration process may be complex, costly and time-consuming. The difficulties of integrating the Lafarge Target Business with our business include, among others:

•	failure to implement our business plan for the combined business;

•	unanticipated issues in integrating logistics, information, communications and other systems;

•	unanticipated changes in applicable laws and regulations;

•	operating risks inherent in the operation of cement plants and ready-mix facilities;

•	the impact of the Acquisition on our internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002; and

•	unanticipated issues, expenses and liabilities.

The market price of our common stock may decline if we do not achieve the anticipated benefits of the Acquisition as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Acquisition on our financial results is not consistent with the expectations of financial or industry analysts.

We will incur significant liabilities and costs as a result of or in connection with the Acquisition.

In connection with the Acquisition, we will be required to assume certain liabilities related to the Lafarge Target Business, including accounts payable, contractual obligations, reclamation obligations and other liabilities. In addition, we will generally be responsible for all liabilities and obligations that arise in connection with the operation of the Lafarge Target Business after the consummation of the Acquisition. These liabilities and obligations include those related to compliance with the environmental laws, permits and orders applicable to the Lafarge Target Business, which are complex and difficult to interpret and apply and differ in some respects from those applicable to our other operations. In some cases, it is difficult for us to estimate or quantify the amount of such liabilities and obligations.

In addition, we will incur significant costs in connection with the Acquisition. The substantial majority of these costs will be non-recurring transaction expenses and costs. These non-recurring costs and expenses are not reflected in the pro forma financial information included or incorporated by reference in this prospectus supplement. Significant costs will be incurred whether or not the Acquisition is consummated. Furthermore, substantial time and resources have been and may continue to be devoted to the Acquisition and related matters, which could otherwise have been devoted to other opportunities that may have been beneficial to us.

The unaudited pro forma financial information included or incorporated by reference herein is preliminary and may not be representative of our combined results after the Acquisition.

Our business and the Lafarge Target Business were operated separately prior to the Acquisition. We have had no prior history operating our business and the Lafarge Target Business on a combined basis. The pro forma financial information contained herein and incorporated by reference herein is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred had the Acquisition been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma financial information reflects adjustments, which are based upon assumptions and preliminary estimates that we believe to be reasonable, but we can provide no assurance that any or all of such assumptions or estimates are correct. In particular, the unaudited pro forma financial information reflects certain assumptions regarding our ability to eliminate certain costs associated with overhead, which may be incorrect.

The purchase price allocation for the Acquisition included or incorporated by reference herein is preliminary. For purposes of the unaudited summary pro forma condensed combined financial data, we have made a preliminary allocation of the estimated purchase price paid as compared to the net assets expected to be acquired in the Acquisition. When the actual calculation and allocation of the purchase price to net assets acquired is performed, it will be based on the net assets acquired at the closing date of the Acquisition and other information at that date to support the allocation of the fair value of the assets and liabilities associated with the Lafarge Target Business.

The pro forma financial information does not reflect costs that we expect to incur in connection with the Acquisition. Additionally, the pro forma financial information does not reflect future events that may occur after the Acquisition, including the costs related to the planned integration of our business and the Lafarge Target Business and does not consider potential impacts of current market conditions on revenues or expense efficiencies. Accordingly, the actual financial position and results of operations of our business after the Acquisition may be materially different than as reflected in the unaudited pro forma condensed combined financial data included or incorporated by reference herein. See “Prospectus Supplement Summary—Summary Pro Forma Financial Information.”

We will incur substantial indebtedness in order to finance the Acquisition, which could adversely affect our business, limit our ability to plan for or respond to changes in our business and reduce our profitability.

In order to finance the Acquisition, we expect to incur additional borrowings of approximately $317 million under our bank credit facility. As of August 31, 2012, on a pro forma basis after giving effect to the Acquisition and related financing transactions, our long-term debt would have been approximately $544 million. As of June 30, 2012, our pro forma ratio of consolidated earnings to fixed charges would have been approximately 3.4x on a trailing twelve-month basis. We expect to use cash flow generated from our future operations to make payments on our debt obligations and to fund planned capital expenditures. Our future ability to satisfy these expenditures and make these expenditures is subject, to some extent, to financial, market, competitive, legislative, regulatory and other factors that are beyond our control. Our substantial debt obligations could have negative consequences to our business, which could impede, restrict or delay the implementation of our business strategy or prevent us from entering into transactions that would otherwise benefit our business. For example:

•

we may be required to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes, including business development efforts, capital expenditures or strategic acquisitions;

•

we may not be able to generate sufficient cash flow to meet our substantial debt service obligations or to fund our other liquidity needs. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and joint ventures or restructure our debt;

•	we may not be able to obtain additional financing on commercially reasonable terms or at all to fund future working capital, capital investments and other business activities; and

•

our flexibility in planning for, or reacting to, changes in our business and industry may be limited, thereby placing us at a competitive disadvantage compared to our competitors that have less indebtedness.

As of August 31, 2012, on a pro forma basis giving effect to the Acquisition, the aggregate principal amount of our debt instruments with exposure to interest rate risk was approximately $352 million. As of the same date, on a pro forma basis, each change in interest rates of .125 percentage points would result in an approximate $0.4 million change in our annual cash interest expense before any principal payment on our financial instruments with exposure to interest rate risk. As a result, increases in interest rates will increase the cost of servicing our financial instruments with exposure to interest rate risk and could materially reduce our profitability and cash flows.

The Lafarge Target Business is subject to government laws, regulations and other requirements relating to the protection of the environment and other matters that may impose significant costs and future requirements that could limit the way we operate our business.

The Lafarge Target Business is subject to pending obligations under a consent decree between Lafarge North America and the United States requiring the establishment of facility-specific emissions limitations for certain air pollutants. The specific limitations have not yet been determined; however, upon determination, these limitations are also expected to apply to Eagle Materials’ operation of the Lafarge Target Business after the consummation of the Acquisition. It is difficult to predict with reasonable certainty the impact of these limitations on the operations or operating costs for the Lafarge Target Business. Limitations that significantly restrict emissions levels beyond current operating levels may require additional investments by us or place limitations on operations, any of which could have a material adverse effect on our ability to achieve the anticipated benefits of the Acquisition or on our results of operations.

The Lafarge Target Business is subject to federal, state and local laws and regulations with respect to, among others, environmental matters. Although Lafarge North America has represented to us that the Lafarge Target Business is in compliance in all material respects with applicable regulatory requirements, there can be no assurance that we will not incur material costs or liabilities in connection with such regulatory requirements. If we consummate the Acquisition, we will be subject to compliance with laws and regulations not currently applicable to our business such as the National Emissions Standards for Hazardous Air Pollutants, or NESHAP, for hazardous waste combustors (the “HWC MACT”), which imposes emission limitations and operating limits on cement kilns that are fueled by hazardous wastes, including those operated at the cement plant in Tulsa, Oklahoma. Compliance with the HWC MACT could impose additional liabilities on us or require additional investment by us, which could have a material adverse effect on our financial condition or results of operations. In addition, new developments, such as new laws or regulations, may impose new liabilities on us, require additional investment by us or prevent us from operating or expanding plants or facilities, any of which could have a material adverse effect on our financial condition or results of operations. For example, in 2011, the U.S. Environmental Protection Agency (“EPA”) adopted new rules regulating emissions of air pollutants from commercial and industrial solid waste incineration units (the “CISWI standards”), and regarding how EPA defines “solid waste” for the purpose of determining whether the combustion of certain materials is regulated under the CISWI standards or other rules. These new rules may apply to one of the cement kilns used by the Lafarge Target Business. The EPA has since announced that it is reconsidering certain portions of these newly-adopted regulations, and any changes to these regulations could establish new control requirements requiring significant and unanticipated capital expenditures for compliance. Similarly, the EPA is promulgating revisions to the NESHAP for portland cement plants (“PC MACT”). The PC MACT is expected to materially increase capital costs for the industry as a whole, including the Lafarge Target Business.

Risks Related to our Business

Risk factors related to our business are described in Part I, Item 1A, “Risk Factors” included in our Fiscal 2012 10-K and our First Quarter Fiscal 2013 10-Q.

Risks Relating to our Common Stock

The price of our common stock has been volatile in the past and may be volatile in the future.

In recent years, the equity markets have experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including us and other companies in our industry. For example, the closing price of our stock on the NYSE ranged from a low of $21.79 to a high of $32.79 in fiscal year 2011 and a low of $15.68 to a high of $35.81 in fiscal year 2012.

If we are unable to operate our businesses as profitably as we have in the past or as our stockholders expect us to in the future, the market price of our common stock will likely decline as stockholders could sell shares of our common stock when it becomes apparent that market expectations may not be realized. Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. Those fluctuations and general economic, political and market conditions, such as recessions, terrorist or other military actions, or international currency fluctuations, as well as public perception of equity values of publicly traded companies may adversely affect the market price of our common stock. These market fluctuations may cause the trading price of our common stock to decrease.

We are under no legal obligation to pay cash dividends on our common stock in the future.

We are under no obligation to pay dividends. Payment of dividends on our common stock is at all times subject to, among other things, the dividend rights, if any, of the holders of any series of preferred stock that may then be outstanding, the applicable restrictions on dividends in our bank credit facility and other debt instruments and the availability of funds to us. Therefore, there can be no guarantee that we will continue to pay quarterly dividends on our common stock in the future or that, if paid, such dividends will be as large as in prior periods.

Anti-takeover provisions applicable to us may delay or prevent an acquisition of us, which could decrease the value of your shares.

Our certificate of incorporation, our bylaws, Delaware law and our stockholder rights agreement contain provisions that could make it difficult for a third party to acquire us without the consent of our board of directors. See “Description of Capital Stock—Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law” and “Description of Capital Stock—Rights Agreement” beginning on pages 11 and 14, respectively, in the accompanying prospectus.

These provisions could discourage others from bidding for our shares of common stock and delay or prevent a change in control. As a result, the likelihood of an increase in the price of our common stock that would otherwise occur if a bidder sought to buy our common stock could be reduced.

Our certificate of incorporation authorizes the issuance of shares of blank check preferred stock.

Our certificate of incorporation provides that our board of directors is authorized to issue from time to time, without further stockholder approval, up to 5,000,000 shares of preferred stock in one or more series and to fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights and terms of redemption and liquidation preferences. Such shares of preferred stock could have preferences over our shares of common stock with respect to dividends and liquidation rights. Any issuance of preferred stock may have the effect of delaying or preventing a change in control. In addition, any issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Subject to applicable standards of the New York Stock Exchange, our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares. Issuances of common stock or the exercise of employee and director stock options would dilute your percentage ownership interest, which will have the effect of reducing your influence over matters on which our stockholders vote. In addition, we may issue substantial quantities of our common stock in order to effect acquisitions which would also dilute your ownership interest. If the issuances are made at prices that reflect a discount from the then current trading price of our common stock, your interest in the book value of our common stock might be diluted.

There are material limitations in estimating our results for prior periods before the completion of our and our auditors’ normal review procedures for such periods.

The preliminary estimated results set forth in this prospectus supplement under the heading “Prospectus Supplement Summary—Other Recent Developments” have not been reviewed or audited by our independent registered public accounting firm. Our consolidated financial statements for the second fiscal quarter of 2013 will not be available until after this offering is completed, and, consequently, will not be available to you prior to investing in this offering. The final financial results for the second fiscal quarter of 2013 may vary from our expectations and may be materially different from the preliminary financial estimates for the two-month period ended August 31, 2012, due to completion of quarterly closing procedures, final adjustments and other developments that may arise between now and the time the financial results for our second fiscal quarter are finalized. Accordingly, investors should not place undue reliance on such financial information.

Non-U.S. holders of our common stock, in certain situations, could be subject to U.S. federal income tax upon the sale, exchange or disposition of our common stock.

We believe that we are, and will remain for the foreseeable future, a “U.S. real property holding corporation” for U.S. federal income tax purposes. As a result, under the Foreign Investment in Real Property Tax Act (“FIRPTA”) certain non-U.S. investors may be subject to U.S. federal income tax on gain from the disposition of shares of our common stock, in which case they would also be required to file U.S. tax returns with respect to such gain, and may be subject to a withholding tax with respect to a disposition of our stock. In general, whether these FIRPTA provisions apply depends on the amount of our common stock that such non-U.S. investors hold and whether, at the time they dispose of their shares, our common stock is regularly traded on an established securities market within the meaning of the applicable Treasury Regulations. So long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. investor who has held, actually or constructively, more than 5% of our common stock at any time during the shorter of (i) the five-year period ending on the date of disposition, and (ii) the non-U.S. investor’s holding period for its shares, may be subject to U.S. federal income tax on the disposition of our common stock under FIRPTA. See “Material United States Federal Tax Considerations” for a discussion of FIRPTA and other circumstances under which a non-U.S. investor may be subject to U.S. federal income tax or withholding tax with respect to the disposition, sale or exchange of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $134,115,000 million, or approximately $154,412,250 million if the underwriters exercise in full their option to purchase additional shares of common stock to cover overallotments, in each case, after deducting underwriting discounts and commissions and our estimated expenses related to the offering. We intend to use the net proceeds from this offering, together with borrowings under our bank credit facility, to fund the payment of the purchase price owing in the Acquisition. Pending the closing of the Acquisition, we expect to use the proceeds of this offering to temporarily pay down borrowings under our bank credit facility or acquire cash or cash equivalents. The consummation of this offering is not conditioned on the closing of the Acquisition. If we do not consummate the Acquisition, we intend to use the net proceeds from this offering for general corporate purposes, which may include capital expenditures, other acquisitions, working capital, repayment or refinancing of debt and repurchases and redemptions of securities.

RATIO OF EARNINGS TO FIXED CHARGES

We have presented in the table below our historical consolidated ratio of earnings to fixed charges for the periods shown.

	Years Ended March 31,
	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges (1)	1.9x	1.9x	3.5x	3.8x	8.9x

(1)	Earnings represent earnings before income taxes and before income from equity method investments plus: (a) fixed charges; and (b) cash distributions from equity method investments. Fixed charges include: (i) interest expense, whether expensed or capitalized, less interest accrued for uncertain tax positions; and (ii) the portion of operating rental expense which management believes is representative of the interest component of rent expense.

We had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is traded on the New York Stock Exchange under the ticker symbol “EXP.” The following table sets forth the high and low per share closing prices for our common stock as reported on the New York Stock Exchange for the periods indicated, as well as dividends declared per share during these periods.

	Per Share
	High	Low	Dividends
Fiscal Year ended March 31, 2013
First Quarter	$37.34	$29.84	$0.10
Second Quarter (through September 27, 2012)	$47.41	$33.92	$0.10	(1)

Fiscal Year ended March 31, 2012
First Quarter	$31.22	$26.20	$0.10
Second Quarter	$28.59	$15.68	$0.10
Third Quarter	$25.84	$16.25	$0.10
Fourth Quarter	$35.81	$26.15	$0.10

Fiscal Year ended March 31, 2011
First Quarter	$32.79	$26.92	$0.10
Second Quarter	$26.76	$21.79	$0.10
Third Quarter	$28.73	$22.74	$0.10
Fourth Quarter	$32.50	$27.44	$0.10

Fiscal Year ended March 31, 2010
First Quarter	$29.00	$22.32	$0.10
Second Quarter	$29.73	$22.72	$0.10
Third Quarter	$29.75	$25.00	$0.10
Fourth Quarter	$26.85	$22.18	$0.10

(1)	The dividend announced in September 2012 is payable on November 2, 2012 to stockholders of record of our common stock at the close of business on October 2, 2012.

The closing sales price of our common stock on September 27, 2012, as reported on the New York Stock Exchange, was $47.41 per share. On September 20, 2012, there were approximately 2,000 stockholders of record of our common stock.

Dividend Policy

The table under the section of this prospectus supplement entitled “Price Range of Common Stock and Dividends” sets forth the dividends we have declared per share and paid for the periods indicated. The payment of dividends in the future will be at the discretion of our board of directors and subject to certain limitations imposed by our bank credit facility. Payment of dividends on our common stock will also be subject to, among other things, the dividend rights, if any, of the holders of any series of preferred stock that may then be outstanding.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2012 on (i) an actual basis, (ii) an as adjusted basis after giving effect to this offering of shares of common stock (assuming the underwriters do not exercise their option to purchase additional shares of common stock) and (iii) a pro forma as adjusted basis after giving effect to:

•	this offering of shares of common stock (assuming the underwriters do not exercise their option to purchase additional shares of common stock);

•	our borrowing of an estimated $316.9 million under our bank credit facility to fund payment of a portion of the purchase price owing in the Acquisition; and

•	the use of proceeds from this offering and borrowings under our bank credit facility to consummate the Acquisition as if it had occurred on June 30, 2012.

The actual sources and uses of the funds for the Acquisition will vary from estimated amounts depending on several factors, including the actual amount of expenses we will incur in connection with this offering of our common stock. The consummation of this offering of shares of common stock is not conditioned upon the Acquisition. You should read this table in conjunction with “Use of Proceeds,” “Prospectus Supplement Summary—Summary Historical Financial Information,” “Prospectus Supplement Summary—Summary Pro Forma Financial Information” and our consolidated financial statements and related notes incorporated herein by reference.

	June 30, 2012
	Actual	As Adjusted	Pro Forma As Adjusted
	(In thousands)
Cash and Cash Equivalents	$3,707	$137,822	$3,707

Long-Term Debt:
Credit Facility (1)	57,000	57,000	373,885
Senior Notes	196,936	196,936	196,936

Total Debt	$253,936	$253,936	$570,821
Stockholders’ Equity:
Preferred Stock, Par Value $.01	—	—	—
Common Stock, Par Value $.01	454	484	484
Capital in Excess of Par Value	39,564	173,649	173,649
Accumulated Other Comprehensive Losses	(5,400)	(5,400)	(5,400)
Retained Earnings	449,324	449,324	449,324

Total Stockholders’ Equity	483,942	618,057	618,057

Total capitalization	$737,878	$871,993	$1,188,878

(1)	As of August 31, 2012, we had approximately $35 million of borrowings outstanding under our bank credit facility and approximately $7 million of outstanding letters of credit.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of material United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, Internal Revenue Service (the “IRS”) rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes that may be applicable to holders in light of their personal circumstances and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders. In addition, this summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including, without limitation, if you are a bank, insurance company or other financial institution, a United States expatriate, a tax-exempt investor, a dealer or trader in securities, a controlled foreign corporation, a passive foreign investment company, a person deemed to sell common stock under the constructive sale provisions of the Code, a person who holds common stock as part of a straddle, hedge or conversion transaction or a partnership or other pass-through entity or an investor in such entity). In addition, this summary deals only with common stock that is held as a capital asset, within the meaning of Section 1221 of the Code.

No ruling from the IRS has been obtained with respect to the U.S. federal tax consequences of owning or disposing of our common stock and there can be no assurance that the IRS will not take a position contrary to the discussion of the U.S. federal tax consequences discussed herein or that such position would not be sustained by a court. We also cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

A “non-U.S. holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust and is not any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership (or other entity taxable as a partnership) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisors as to the specific tax consequences of holding our common stock indirectly through ownership of your partnership interests.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal tax consequences to you of owning and disposing of our common stock (including income, estate, gift or other tax consequences), as well as the tax consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Distributions we make on shares of our common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its shares of our common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Gain on Disposition of Common Stock.”

Except as provided below, dividends paid to a non-U.S. holder of our common stock generally will be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through a financial institution or other agent acting on the non-U.S. holder’s behalf, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends that are effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) will not be subject to the withholding tax described above, provided certain certification and disclosure requirements are satisfied. To claim the exemption, the non-U.S. holder generally must furnish to us or our paying agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Although exempt from withholding tax, such dividends will be subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an income tax treaty and the manner of claiming the benefits of such treaty.

Gain on Disposition of Common Stock

Any gain realized by a non-U.S. holder on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and meets certain other conditions; or

•

our common stock constitutes a “U.S. real property interest” under FIRPTA by reason of our status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the date of the sale or disposition or the non-U.S. holder’s holding period for shares of our common stock.

A non-U.S. holder who recognizes gain described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as is specified by an applicable tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items. A non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

With respect to the third bullet point above, we believe that we are currently a USRPHC for United States federal income tax purposes and that it is likely we will remain a USRPHC for the foreseeable future (and the remainder of this discussion assumes we are and will be a USRPHC). However, so long as our common stock continues to be regularly traded on an established securities market, a non-U.S. holder will be subject to U.S. federal income tax under FIRPTA on the disposition of our common stock only if such non-U.S. holder actually or constructively has held more than 5% of our common stock at any time during the shorter of (i) the five-year period preceding the date of such disposition, and (ii) the holder’s holding period in such common stock (a “greater-than-five percent stockholder”). A greater-than-five percent stockholder generally will be subject to U.S. federal income tax under FIRPTA on the net gain derived from the sale of our common stock generally in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. In addition, so long as our common stock continues to be regularly traded on an established securities market, no withholding tax under FIRPTA is required upon any sale or other taxable disposition of our common stock. We expect our common stock to continue to be “regularly traded” on an established securities market, although we cannot guarantee it will be so traded. If our common stock ceases to be regularly traded on an established securities market, a non-U.S. holder will be subject to tax on any gain recognized on the sale or other taxable disposition of our common stock, and to withholding at a rate of 10% on the gross proceeds thereof, regardless of such non-U.S. holder’s percentage ownership of our common stock.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the amount withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or other agreement.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (e.g., by providing a valid IRS Form W-8BEN or IRS Form W-8ECI) (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and backup withholding generally will not apply if a non-U.S. holder sells our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to such stockholder outside the United States. However, U.S. information reporting will generally apply to a payment of sales proceeds, even if that payment is made outside the United States, if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that is a U.S. person for U.S. tax purposes or has certain specified relationships or connections with the United States, unless the broker has documentary evidence in its files that the non-U.S. holder is a non-U.S. person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption. In such circumstances, backup withholding will not apply unless the broker has actual knowledge that the seller is not a non-U.S. holder.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Hiring Incentives to Restore Employment Act, which contains provisions regarding foreign account tax compliance (“FATCA”), was enacted on March 18, 2010, and, once effective, will impose a 30% U.S. withholding tax on certain “withholdable payments.” “Withholdable payments” generally include payments of dividends on, and the gross proceeds from a disposition or sale of, our common stock. In the case of withholdable payments made to “foreign financial institutions” (which include investment entities such as hedge funds and private equity funds), the 30% withholding tax will apply, unless the foreign financial institution either qualifies for an exception under FATCA or enters into an agreement with the U.S. Department of the Treasury to collect and provide substantial information regarding its U.S. account holders, including certain account holders that are foreign entities with U.S. owners, and to withhold 30% on certain “passthru payments.” In the case of withholdable payments made to a “non-financial foreign entity,” FATCA also generally will impose a withholding tax of 30% unless the non-financial foreign entity either qualifies for an exception under FATCA or provides the withholding agent with a certification that it does not have any “substantial United States owners” or a certification identifying its direct or indirect substantial United States owners. FATCA withholding will coordinate with (and not be duplicative of) the withholding under current law as described under “Dividends” above and with certain other withholding provisions, but may apply to a withholdable payment even if such withholdable payment would be subject to an exemption from, or a reduced rate of, withholding under a treaty.

To the extent that an amount withheld under FATCA with respect to the beneficial owner of a withholdable payment exceeds such beneficial owner’s U.S. tax liability with respect to such withholdable payment, the excess may be refundable. However, if the beneficial owner of the withholdable payment is a nonparticipating foreign financial institution (determined as of the time of the payment), no refund will be granted unless such foreign financial institution is eligible for a reduced rate of tax under an applicable treaty, and no interest will be allowed with respect to the refund. In the case of a beneficial owner that is a non-financial foreign entity, a refund will be granted only if either such non-financial foreign entity is eligible for a reduced rate of tax under an applicable treaty or the non-financial foreign entity furnishes certain information, which generally includes the type of information which would have prevented the FATCA withholding initially.

The FATCA rules currently apply to withholdable payments made after December 31, 2012. However, proposed Treasury Regulations provide that the FATCA withholding provisions described above will generally apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of stock on or after January 1, 2015.

The proposed Treasury Regulations described above will not be effective unless they are finalized. It is not known whether the proposed Treasury Regulations will be finalized in their current form or at all. Prospective investors should consult with their own tax advisor regarding these rules.

Greater-than-five percent stockholders should consult their own tax advisors regarding the application of FATCA withholding to a disposition, sale or exchange of our common stock.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	2,250,000
Goldman, Sachs & Co.	750,000

Total	3,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares is purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.83 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares to cover overallotments, if any.

	Per Share	Without Option	With Option
Public offering price	$46.500	$139,500,000	$160,425,000
Underwriting discount	$1.395	$4,185,000	$4,812,750
Proceeds, before expenses, to us	$45.105	$135,315,000	$155,612,250

The expenses of the offering of our common stock, not including the underwriting discount, are estimated at $1.2 million and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 450,000 additional shares at the public offering price, less the underwriting discount to cover overallotments, if any. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. Our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 60 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to Eagle Materials occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “EXP.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, affiliates of certain of the underwriters are lenders under our bank credit facility.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require Eagle Materials or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

Eagle Materials, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for Eagle Materials or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Eagle Materials nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for Eagle Materials or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus

Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, Eagle Materials, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and accompanying prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

LEGAL MATTERS

The validity of the shares of common stock will be passed upon for us by Baker Botts L.L.P., Dallas, Texas. The underwriters have been represented by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of Eagle Materials included in Eagle Materials Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012, and the effectiveness of Eagle Materials Inc.’s internal control over financial reporting as of March 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Texas Lehigh Cement Company LP included in Eagle Materials Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The “carve-out” financial statements for the Lafarge Target Business included in Eagle Materials Inc.’s Current Report on Form 8-K filed with the SEC on September 26, 2012, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Eagle Materials Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

Depositary Shares

We may offer from time to time common stock, preferred stock, debt securities, warrants, units or depositary shares. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. No person may use this prospectus to offer and sell our securities unless a prospectus supplement accompanies this prospectus.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “EXP”. We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continued or delayed basis. The names of any underwriters, dealers or agents and the terms of the arrangements with such entities will be stated in the applicable prospectus supplement.

Investing in these securities involves certain risks. Please read carefully the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the discussion of risks incorporated as described under “Risk Factors” on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 30, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Using this shelf process, we may offer any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will identify the securities we are offering and describe the specific terms of the offering, including the names of any underwriters participating in the offering, the compensation of those underwriters and the net proceeds to us. Any dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, any applicable prospectus supplement and any free-writing prospectus, together with the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any free-writing prospectus filed by us with the SEC and any information about the terms of securities offered conveyed to you by us, our underwriters or our agents. We have not authorized any person, including any salesman or broker, to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, any applicable prospectus supplement and any free-writing prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

Unless we have indicated otherwise, references in this prospectus to “Eagle Materials,” “we,” “us” and “our” or similar terms are references to Eagle Materials Inc., a Delaware corporation, its consolidated subsidiaries and its joint ventures.

ABOUT EAGLE MATERIALS

Eagle Materials is a diversified producer of basic building products used in residential, industrial, commercial and infrastructure construction. We operate in four business segments, consisting of Cement, Gypsum Wallboard, Recycled Paperboard, and Concrete and Aggregates, with Gypsum Wallboard and Cement being our principal lines of business. Our gypsum wallboard business is supported by our recycled paperboard business, while our cement business is supported by our concrete and aggregates business. These operations are conducted in the United States and consist primarily of the following activities:

•	Cement: the mining of limestone and the manufacture, production, distribution and sale of Portland cement (a basic construction material which is the essential binding ingredient in concrete);

•	Gypsum Wallboard: the mining of gypsum and the manufacture and sale of gypsum wallboard;

•	Recycled Paperboard: the manufacture and sale of recycled paperboard to the gypsum wallboard industry and other paperboard converters; and

•	Concrete and Aggregates: the sale of readymix concrete and the mining and sale of aggregates (crushed stone, sand and gravel).

These products are used primarily in commercial and residential construction, public construction projects and projects to build, expand and repair roads and highways.

We operate four cement plants (one through a 50/50 joint venture), eleven cement distribution terminals, five gypsum wallboard plants (including a plant located in Bernalillo, New Mexico that has been temporarily idled), a gypsum wallboard distribution center, a recycled paperboard mill, nine readymix concrete batch plant locations and two aggregates processing plant locations. The principal markets for our cement products are Texas, northern Illinois (including Chicago), the Rocky Mountains, northern Nevada and northern California. Gypsum wallboard and recycled paperboard are distributed throughout the continental United States. Concrete and aggregates are sold to local readymix producers and paving contractors in the Austin, Texas area and northern California.

We are a Delaware corporation with our principal executive offices located at 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219. Our telephone number at such address is (214) 432-2000, and our website is www.eaglematerials.com. Information contained on our website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the worldwide web site maintained by the SEC at http://www.sec.gov. You may also inspect those reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which shares of our common stock are currently listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours or one of our subsidiaries, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and all of its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows information to be “incorporated by reference” into this prospectus, which means that important information can be disclosed to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the following documents (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2012; and

•	our Current Report on Form 8-K filed with the SEC on May 18, 2012, in each case other than information furnished under Items 2.02 or 7.01 of Form 8-K.

In addition, all documents that we file with the SEC on or after the date hereof under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished under Items 2.02 or 7.01 of Form 8-K) will be incorporated by reference until the offering or offerings to which this prospectus relates are completed.

Documents incorporated by reference are available from us without charge, excluding exhibits to those documents unless the exhibit has been specifically incorporated by reference as an exhibit in this prospectus. You may obtain without charge a copy of documents that are incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address: Eagle Materials Inc., 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219, Attention: Secretary. Our telephone number at such address is (214) 432-2000.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when we are discussing our beliefs, estimates or expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, plans and objectives of management, future developments or conditions in the industries in which we participate, audits and legal proceedings to which we are a party and other trends, developments and uncertainties that may affect our business in the future.

Forward-looking statements are not historical facts or guarantees of future performance but instead represent only our belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside our control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. Any or all of the forward-looking statements made by us may turn out to be materially inaccurate. This can occur as a result of incorrect assumptions, changes in facts and circumstances or the effects of known risks and uncertainties. The principal risks and uncertainties that may affect our actual performance include the following: the cyclical and seasonal nature of our business; changes in the prices that we charge for our products; public infrastructure expenditures; adverse weather conditions; availability of raw materials; changes in energy costs including, without limitation, natural gas and oil; changes in the cost and availability of transportation; unexpected operational difficulties; inability to timely execute announced capacity expansions; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of our markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; difficulties or delays encountered in connection with any new business development or product line expansion initiatives; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials, decreases in the prices we charge for our products or increases in the cost of energy (including, without limitation, natural gas and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect our result of operations. These and other factors are described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and in our subsequent Quarterly Reports on Form 10-Q. See “Where You Can Find More Information.” You should consider these risks and uncertainties when you are evaluating us and deciding whether to invest in our securities.

All forward-looking statements in this prospectus, any applicable prospectus supplement and any free-writing prospectus are made as of the date on its cover page and any forward-looking statements incorporated by reference herein are made as of the date of the document incorporated by reference. The risk that actual results will differ materially from expectations expressed in any such document will increase with the passage of time. We undertake no obligation, and disclaim any duty, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in our expectations or otherwise.

RISK FACTORS

Before you invest in the securities covered by this prospectus, you should carefully consider the “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, subsequent Quarterly Reports on Form 10-Q and the applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference in this prospectus, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference.

If any of the risks described in these reports or other documents were to materialize, our business, results of operations, cash flows, financial condition and prospects could be materially and adversely affected. In that case, our ability to make distributions to our stockholders or to pay interest on, or principal of, any debt securities issued by us, may be reduced, the trading prices of any of our publicly traded securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include:

•	capital expenditures;

•	acquisitions;

•	working capital;

•	repayment or refinancing of debt; and

•	repurchases and redemptions of securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

We have presented in the table below our historical consolidated ratio of earnings to fixed charges for the periods shown.

	Years Ended March 31,
	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges (1)	1.9x	1.9x	3.6x	3.8x	8.4x

(1)	Earnings represent earnings before income taxes and before income from equity method investments plus: (a) fixed charges; and (b) cash distributions from equity method investments. Fixed charges include: (i) interest expense, whether expensed or capitalized, less interest accrued for uncertain tax positions; and (ii) the portion of operating rental expense which management believes is representative of the interest component of rent expense.

We had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of our capital stock is based on the provisions of our Restated Certificate of Incorporation (“Certificate of Incorporation”), our Amended and Restated Bylaws, as amended (“Bylaws”), and provisions of applicable law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. For more information as to how you can obtain a current copy of our Certificate of Incorporation and Bylaws, see “Where You Can Find More Information.”

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of May 18, 2012, 45,280,886 shares of our common stock were issued and outstanding and held of record by approximately 2,034 holders; and no shares of our preferred stock were issued or outstanding.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Cumulative voting of shares of common stock is not permitted. Except as otherwise required by law or with respect to any outstanding series of our preferred stock, the holders of our common stock possess all voting power that may be exercised by our stockholders.

Dividend Rights; Rights Upon Liquidation

Subject to any preferential rights of holders of any of our preferred stock that may be outstanding, holders of shares of our common stock are entitled to share ratably in any dividends on such stock declared by our Board of Directors. In the event of any liquidation or dissolution of Eagle Materials, the holders of our common stock are entitled to share ratably in all remaining assets available for distribution to stockholders after payment or provision for our liabilities and the liquidation preference of any of our preferred stock that may be outstanding.

Preemptive Rights

No holder of shares of any class or series of our capital stock or holder of any security or obligation convertible into shares of any class or series of our capital stock will have any preemptive right to subscribe for, purchase or otherwise acquire shares of any class or series of our capital stock.

Preferred Stock

General

Our Certificate of Incorporation authorizes our Board of Directors to issue from time to time, without further vote or action by the stockholders, up to 5,000,000 shares of our preferred stock in one or more series and to fix the designations, powers, preferences and rights, and any qualifications, limitations or restrictions, with respect to each such series. Pursuant to this authority, our Board of Directors could create and issue a series of our preferred stock with such designations, powers, preferences and rights which have the effect of discriminating against an or prospective holder of our common stock, thus making it more difficult for, or discouraging any attempt by, a potential acquiror to obtain control of Eagle Materials by means of a merger, tender offer, proxy contest or otherwise in a transaction not approved by our Board of Directors. As a result, the authority to issue shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of Eagle Materials. We have no present plans to issue any shares of preferred stock. Our Board of Directors will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders.

Our Board of Directors designated 40,000 shares of Series A Preferred Stock for use in connection with the Rights Agreement, which is discussed below. No shares of Series A Preferred Stock have been issued to date under the terms of the Rights Agreement.

Series A Preferred Stock

The following is a description of the Series A Preferred Stock as authorized by our Board of Directors.

Ranking. The Series A Preferred Stock ranks (i) senior to all shares of our common stock and (ii) junior to all series of preferred stock, unless the terms of any such series provide otherwise, with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution.

Dividends. Subject to the rights of the holders of any preferred stock ranking senior to the Series A Preferred Stock with respect to dividends, holders of shares of Series A Preferred Stock will receive quarterly cash dividends when, as and if declared by our Board of Directors, payable in cash on the 1st day of March, June, September and December. The amount of such quarterly dividends will equal the greater of (i) $0.001 or (ii) 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of our common stock) declared on shares of our common stock, since the immediately preceding quarterly dividend payment date, or, with respect to the first quarterly payment, since the first issuance of any share of Series A Preferred Stock. Such dividends will be adjusted proportionately for dividends payable in shares of common stock, subdivisions of the outstanding shares of common stock or combinations of our common stock into a smaller number of shares.

We will declare a dividend on any outstanding shares of Series A Preferred Stock immediately after we declare a dividend on shares of our common stock (other than a dividend payable in shares of our common stock). However, if no dividend is declared on our common stock between any quarterly dividend payment date of the Series A Preferred Stock, we will pay a dividend of $0.001 per share of Series A Preferred Stock on the next quarterly dividend payment date.

So long as any shares of Series A Preferred Stock are outstanding and any dividends on the Series A Preferred Stock are in arrears, we are not permitted to take any of the following actions: (i) declare or pay dividends on, make any other distributions on, or redeem or purchase any shares of stock ranking junior to the Series A Preferred Stock; (ii) declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of such shares are then entitled; (iii) redeem or purchase any stock ranking on a parity with the Series A Preferred Stock, unless such redemption or purchase is made in exchange for shares of any stock ranking junior to the Series A Preferred Stock; or (iv) purchase or otherwise acquire shares of Series A Preferred Stock or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with an offer to all holders of such shares upon such terms as our Board of Directors determines in good faith will result in fair and equitable treatment among the respective series or classes.

Voting Rights. A holder of a share of Series A Preferred Stock will be entitled to 1,000 times the number of votes that each share of our common stock is entitled to vote. Such voting rights will be adjusted proportionately for dividends payable in shares of common stock, subdivisions of the outstanding shares of common stock or combinations of our common stock into a smaller number of shares. Except as otherwise required by law, holders of Series A Preferred Stock will vote together with the holders of common stock on all matters submitted to a vote of the stockholders. Except as otherwise required by law, holders of Series A Preferred Stock will not have any special voting rights and their consent will not be required, except to the extent that they are entitled to vote with the holders of our common stock, for the taking of any corporate action.

Rights upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Eagle Materials, no distribution shall be made (i) to the holders of our common stock or any other stock ranking junior to the Series A Preferred Stock unless the holders of shares of Series A Preferred Stock shall have received an amount equal to the greater of (a) $1,000 per share, plus accrued and unpaid dividends and distributions, and (b) 1,000 times the aggregate amount to be distributed per share to holders of shares of our common stock, or (ii) to the holders of shares of stock ranking on a parity with the Series A Preferred Stock, except distributions paid ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of such shares are then entitled. Such amounts will be adjusted proportionately for dividends payable in shares of common stock, subdivisions of the outstanding shares of common stock or combinations of our common stock into a smaller number of shares.

Rights upon Consolidation, Merger, etc. In the event we enter into any consolidation, merger, combination or other transaction in which shares of our common stock are exchanged for or into other stock, securities, cash or other property, then any outstanding shares of Series A Preferred stock will also be similarly exchanged into such consideration in an amount per share equal to 1,000 times the aggregate amount of such consideration into which each share of our common stock is exchanged. This exchange amount will be adjusted proportionately for dividends payable in shares of common stock, subdivisions of the outstanding shares of common stock or combinations of our common stock into a smaller number of shares.

Redemption. All outstanding shares of Series A Preferred Stock may be redeemed at the option of our Board of Directors at a cash price equal to 105% of (i) 1,000 times the average closing sale prices of our common stock on the New York Stock Exchange during the 30 day period immediately preceding the date before the redemption date, plus (ii) all unpaid dividends which have accrued on the shares to be redeemed. The amount to be multiplied by the average closing sale prices will be adjusted proportionately for dividends payable in shares of common stock, subdivisions of the outstanding shares of common stock or combinations of our common stock into a smaller number of shares.

Transfer Agent and Registrar

Computershare Shareowner Services, LLC is the transfer agent and registrar for our common stock.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the ticker symbol “EXP”.

Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

General

Certain provisions of our Certificate of Incorporation, our Bylaws and Section 203 of the Delaware General Corporation Law may have the effect of impeding the acquisition of control of Eagle Materials by means of a tender offer, a proxy contest, open market purchases or otherwise in a transaction not approved by our Board of Directors. These provisions are designed to reduce the vulnerability of Eagle Materials to an unsolicited takeover attempt which is unfair or coercive to our stockholders.

Number of Members of Board of Directors

The number of directors that constitute our entire Board of Directors will be fixed from time to time exclusively by our Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors. The Certificate of Incorporation provides, however, that the Board of Directors shall consist of not less than three nor more than fifteen directors. This provision would permit our Board of Directors, if it so elects, to increase the number of members of the Board of Directors and fill the resulting vacancies with its own designees.

Advance Notice of Proposals and Nominations

Our Bylaws provide that at any annual meeting of stockholders, the only nominations of persons for election to our Board of Directors to be considered and the only business to be conducted will be the nominations made or business brought before the meeting (i) pursuant to our notice of meeting delivered at the direction of our Board of Directors, (ii) by or at the direction of our Board of Directors or (iii) by a stockholder who is a stockholder of record at the time of delivery of the notice provided for in the Bylaws, who is entitled to vote at the meeting and who complies with the advance notice procedures set forth in the Bylaws. For nominations and other business to be properly brought before an annual meeting of stockholders pursuant to clause (iii) above, the stockholder must deliver written notice to our principal office not less than 90 days nor more than 180 days prior to the annual meeting. However, if notice of the meeting is not given, or made by public disclosure, to the stockholders at least 100 days prior to the date of an annual meeting, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure was made. Similar procedures apply to nominations of persons for election to our Board of Directors at any special meeting of the stockholders called for the purposes of electing directors. Except for director nominations, stockholders are not entitled to submit business to be considered or acted upon at any special meeting of the stockholders. Notice by a stockholder to us requesting inclusion of a proposal in our proxy statement pursuant to Rule 14a-8 under the Exchange Act will be considered timely if received by our Secretary prior to the deadline specified in Rule 14a-8. Our Bylaws also specify the form and content of a stockholder’s notice. These provisions may prevent or hinder stockholders from bringing matters before an annual meeting or special meeting of stockholders or from nominating candidates for election as directors at such meetings of stockholders.

Limits on Special Meetings

Except as otherwise required by law, a special meeting of the stockholders may be called only by the Chairman of the Board or in his absence by the President, by the Board of Directors, or by the Secretary, at the request in writing of a majority of the members of our Board of Directors. A special meeting of the stockholders may not be called by our stockholders.

Action by Stockholders

Any action that may be taken by our stockholders must be taken at a duly called annual or special meeting of such holders and not by written consent in lieu of a meeting.

Classification of Our Board of Directors

Our Board of Directors, which is comprised of eight directors, is divided into three classes of directors based on their term of office: Class I, Class II and Class III. The directors in each such class hold office for staggered terms of three years each. At present, we have two Class I directors, three Class II directors and three Class III directors. Each director generally serves for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected until his or her successor has been duly elected and qualified. This classification of our Board of Directors limits the ability of majority stockholders or persons holding proxies to vote a majority of our shares to change control of our Board of Directors in fewer than two annual stockholder meetings. This limitation could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of Eagle Materials and could thus increase the likelihood that incumbent directors will retain their positions.

Supermajority Voting

Our Bylaws generally provide that stockholder action is effective upon majority vote, except in the case of contested director elections and circumstances requiring supermajority voting. Contested elections are subject to a plurality voting standard. In addition, the affirmative vote of the holders of record of at least 66 2/3% of the combined voting power of all of our outstanding stock entitled to vote, voting together as a single class, is required to alter, amend, rescind or repeal any of our Bylaws or to alter, amend, rescind or repeal or to adopt any provision inconsistent with the following provisions:

•	the provisions relating to the Board of Directors, including the division of the Board of Directors into three classes;

•	the provision that special meetings of the stockholders may only be called by certain officers or by the Board of Directors and may not be called by the stockholders;

•	the provision that stockholders may not act by written consent;

•	the provision authorizing the Board of Directors to adopt, alter, amend and repeal the Bylaws; and

•	the provision requiring a 66 2/3% vote of stockholders to amend the Bylaws or to amend the provisions of our Certificate of Incorporation described above.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law. The provisions of Section 203 prohibit a publicly-held Delaware corporation from engaging in certain “business combinations” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, unless one of the following conditions is satisfied:

•

prior to the date that the person became an interested stockholder, the transaction or business combination that resulted in the person becoming an interested stockholder is approved by our Board of Directors;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•

on or after the date that the person became an interested stockholder, the business combination is approved by our Board of Directors and by the holders of at least two-thirds of our outstanding voting stock, excluding voting stock owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who together with that person’s affiliates and associates owns, or within the previous three years did own, 15% or more of our voting stock.

Under some circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under Section 203. Our Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203.

Rights Agreement

Effective February 2, 2004, we entered into a Rights Agreement that was approved by our stockholders at the Special Meeting of Stockholders held on January 8, 2004 and amended and restated on April 11, 2006 (as amended and restated, the “Rights Agreement”). Under the terms of the Rights Agreement and after giving effect to the Company’s three-for-one stock split in 2006, one-third of a preferred share stock purchase right is attached to and trades with each outstanding share of our common stock (the “Rights”).

The Rights are currently attached to and trade with our common stock. The Rights Plan provides, however, that the Rights will separate from our common stock on the tenth business day following the earlier of: (i) a public announcement that a person, other than Eagle Materials or any subsidiary or employee benefit plan of Eagle Materials, has acquired beneficial ownership of shares of our common stock representing 15% or more of the total number of votes entitled to be cast generally by the holders of our common stock then outstanding (an “Acquiring Person”), or (ii) the commencement of a tender or exchange offer that would result in the person making the offer becoming an Acquiring Person. Upon the separation of the Rights from our common stock, separate Rights certificates will be issued and the Rights will trade separately from our common stock.

If the Rights separate from our common stock, each Right (other than any Right held by an Acquiring Person or its affiliates) will become exercisable and will entitle the holder to purchase one one-thousandth of a share of Series A Preferred Stock at an initial exercise price of $140.00. At the present time, and taking into account the three-for-one split of our common stock described above, this means that if the Rights become exercisable, each holder of our common stock will receive one-third of a Right for each outstanding share of our common stock, which fractional Right will be exercisable for one three-thousandth of a share of Series A Preferred Stock at an initial exercise price of $46.67.

The Rights Plan contains a “flip-in” feature. A “flip-in” event will occur, among other things, if (i) any person becomes an Acquiring Person or (ii) Eagle Materials is the surviving corporation in a merger with an Acquiring Person and our common stock is neither changed nor exchanged. Notwithstanding the foregoing, an acquisition of our common stock pursuant to a tender or exchange offer for all outstanding shares as to which, prior to the public announcement thereof, our Board of Directors determines that the price offered is fair to, and the tender or exchange offer is in the best interests of, Eagle Materials and our stockholders, will not trigger the “flip in” feature of our Rights Plan. Upon the occurrence of a “flip-in” event, each holder of a Right (other than the Acquiring Person) will have the right to receive, upon exercise, shares of our common stock having a value equal to twice the aggregate exercise price of the Right. Furthermore, at any time after the Rights “flip in,” but prior to the acquisition by any person or group of shares representing 50% or more of the total number of votes entitled to be cast generally by the holders of our common stock, our Board of Directors may cause the Rights to be exchanged at an exchange ratio of one-half of a share of common stock for each Right so exchanged.

The Rights Plan also contains a “flip-over” feature. A “flip-over” event will occur if, at any time following public announcement that a person has become an Acquiring Person, (i) a merger is consummated in which Eagle Materials is not the surviving corporation, (ii) a merger is consummated in which Eagle Materials is the surviving corporation but pursuant to which all or part of the outstanding shares of our common stock are changed into or exchanged for stock or other securities of any other person, cash or any other property, or (iii) more than 50% of the combined assets, cash flow or earning power of Eagle Materials and its subsidiaries is sold or transferred, subject to certain exceptions. If a “flip-over” event occurs, each Right will entitle the holder to receive, upon exercise, common stock of the other party to the transaction having a value equal to twice the aggregate exercise price of the Right.

The Rights may be redeemed by our Board of Directors for $0.001 per Right at any time prior to the first public announcement that a person has become an Acquiring Person. Furthermore, the Rights Plan and the Rights are scheduled by their terms to expire on January 7, 2014.

The Rights Agreement approved by our Board of Directors is designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt to acquire us in a manner or on terms not approved by our Board of Directors and that prevent our stockholders from realizing the full value of their shares of our common stock. However, the Rights may have the effect of rendering more difficult or discouraging an acquisition of Eagle Materials that is deemed undesirable by our Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by us and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

The debt securities will be issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee. We have summarized certain terms and provisions of the indenture. The summary is not complete. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. You should read the indenture, including any amendments or supplements, carefully to fully understand the terms of the debt securities. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

The indenture does not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification of the debt securities as senior or subordinated debt securities;

•	ranking of the debt securities relative to other outstanding indebtedness;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or repayment, sinking fund or exchangeability or convertibility provisions;

•	the place where we will pay principal and interest;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations in which the debt securities will be issued;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	the inapplicability of and additional provisions, if any, relating to the defeasance of the debt securities;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any material United States federal income tax consequences;

•	the amount or method of calculating any premium payable with respect to the debt securities and the dates on which such premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including any additional events of default or covenants.

Senior Debt

Senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of Eagle Materials.

Subordinated Debt

Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all “senior indebtedness” of Eagle Materials. The indenture defines “senior indebtedness” as all obligations or indebtedness of, or guaranteed or assumed by, Eagle Materials, whether or not represented by bonds, debentures, notes or similar instruments, for borrowed money, and any amendments, renewals, extensions, modifications and refundings of any such obligations or indebtedness, unless in the instrument creating or evidencing any such obligation or indebtedness or pursuant to which such obligation or indebtedness is outstanding it is specifically stated, at or prior to the time Eagle Materials becomes liable in respect thereof, that any such obligation or indebtedness or such amendment, renewal, extension, modification and refunding thereof is not senior indebtedness. Unless otherwise provided with respect to the debt securities of any series, “senior indebtedness” does not include (i) obligations or indebtedness of Eagle Materials owed or owing to any of its subsidiaries or any officer, director or employee of Eagle Materials or any of its subsidiaries, (ii) obligations or indebtedness to trade creditors (other than certain amounts payable to the trustee under the indenture), or (iii) any liability for taxes owed or owing by Eagle Materials.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive any payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern us or a substantial part of our property;

•

a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness, with notice or lapse of time, or both. Such a default must not have been cured or waived and must not have ceased to exist; or

•

the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to the indenture. This declaration must not have been rescinded and annulled as provided in the indenture.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Events of Default

The term “Event of Default” with respect to the debt securities of any series is defined in the indenture as:

(1)	default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2)	default in paying principal of or premium, if any, on the debt securities when due;

(3)	default in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

(4)	default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 90 days or more after we receive written notice from the trustee or we and the trustee receive notice from the holders of at least a majority in aggregate principal amount of the outstanding debt securities of the series;

(5)	certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to Eagle Materials; or

(6)	any other Events of Default set forth in the prospectus supplement.

If an Event of Default (other than an Event of Default specified in clause (5) above) under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least a majority in principal amount of the outstanding debt securities of that series may by written notice require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest.

If an Event of Default under the indenture specified in clause (5) above occurs, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest, will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal of the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

Holders of at least a majority in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have notified the trustee of a continuing Event of Default in writing and made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request from holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent man would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 90 days after any default occurs, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

Modification and Waiver

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	evidence a succession to the trustee;

•	cure ambiguities or inconsistencies;

•	provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	add guarantors with respect to the debt securities of any series;

•	secure the debt securities of a series;

•	establish the form or forms of debt securities of any series;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect in any material respect the interests of any holder.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	reduce the principal amount, or extend the fixed maturity, of the debt securities;

•	alter or waive the redemption provisions of the debt securities;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	adversely affect the ranking of the debt securities of any series; or

•	release any guarantor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture.

Covenants

Consolidation, Merger or Sale of Assets

The indenture provides that we may consolidate with or merge into, or convey or transfer all or substantially all of our assets to, any entity (including, without limitation, a limited partnership or a limited liability company); provided that:

•

we will be the surviving corporation or, if not, the successor will be a corporation that is organized and existing under the laws of any state of the United States of America or the District of Columbia and will expressly assume by a supplemental indenture our obligations under the indenture and the debt securities;

•

immediately after giving effect to such transaction, no event of default, and no default or other event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing; and

•	we will have delivered to the trustee an opinion of counsel, stating that such consolidation, merger, conveyance or transfer complies with the indenture.

In the event of any such consolidation, merger, conveyance or transfer, any such successor will succeed to and be substituted for us as obligor on the debt securities with the same effect as if it had been named in the indenture as obligor.

Other

There are no other restrictive covenants contained in the indenture. The indenture does not contain any provision that will restrict us from entering into one or more additional indentures providing for the issuance of debt securities or warrants, or from incurring, assuming, or becoming liable with respect to any indebtedness or other obligation, whether secured or unsecured, or from paying dividends or making other distributions on our capital stock, or from purchasing or redeeming our capital stock. The indenture does not contain any financial ratios or specified levels of net worth or liquidity to which we must adhere. In addition, the indenture does not contain any provision that would require us to repurchase, redeem, or otherwise modify the terms of any of the debt securities upon a change in control or other event involving us that may adversely affect our creditworthiness or the value of the debt securities.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the indenture when:

•	either:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•

all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium; and

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” above will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount;

•

U.S. government obligations (or equivalent government obligations in the case of debt securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in an amount; or

•	a combination of money and U.S. government obligations (or equivalent government obligations, as applicable),

in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent public accountants to pay and discharge all of the principal (including mandatory sinking fund payments), interest and any premium on the debt securities when due;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•

no event of default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•

the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•

the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

Concerning Our Relationship with the Trustee

We and our subsidiaries maintain ordinary service relationships with The Bank of New York Mellon Trust Company, N.A.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF DEPOSITARY SHARES

The following description of depositary shares representing shares of our preferred stock sets forth certain general terms and provisions of deposit agreements, depositary shares and depositary receipts. The particular terms of the depositary shares and related agreements and receipts will be described in the prospectus supplement relating to those depositary shares. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, the applicable deposit agreements, depositary shares and depositary receipts, which will be filed with the SEC at or before the issuance of any depositary shares. The specific terms of the depositary shares as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.

General

We may elect to have shares of our preferred stock represented by depositary shares. The shares of preferred stock of any series underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of a share of a particular series of preferred stock represented by such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

A holder of depositary shares will be entitled to receive the shares of preferred stock (but only in whole shares) underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders.

If there is a distribution other than in cash in respect of the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such a distribution. In that case, the preferred stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

The amount distributed in any of the above cases will be reduced by any amount we or the preferred stock depositary are required to withhold on account of taxes.

Conversion and Exchange

If any shares of any series of preferred stock underlying the depositary shares are subject to provisions relating to their conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange those depositary shares pursuant to those provisions.

Redemption of Depositary Shares

Whenever we redeem a share of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price.

Voting

Upon receipt of notice of any meeting at which the holders of the preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date (which will be the same date as the record date for the preferred stock) may then instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The preferred stock depositary will try to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preferred stock depositary deems necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the shares of preferred stock to the extent that it does not receive specific written instructions from holders of depositary receipts representing the shares of preferred stock.

Record Date

Whenever:

•	any cash dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are offered with respect to the preferred stock; or

•

the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or of the mandatory conversion of or any election by us to call for the redemption of any shares of preferred stock, the preferred stock depositary will in each instance fix a record date (which will be the same as the record date for the preferred stock) for the determination of the holders of depositary receipts:

•	who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale; or

•

who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion, subject to the provisions of the deposit agreement.

Amendment and Termination of the Deposit Agreement

We and the preferred stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred stock has been made to the holders of the depositary shares in connection with the liquidation, dissolution or winding up of Eagle Materials.

Charges of Preferred Stock Depositary

We will pay all charges of the preferred stock depositary including charges in connection with the initial deposit of the preferred stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which the preferred stock is entitled to vote, withdrawals of the preferred stock by the holders of depositary receipts or redemption or conversion of the preferred stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.

Miscellaneous

Neither we nor the preferred stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or share of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.

The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred stock depositary and the successor depositary has not accepted its appointment within 60 days after the preferred stock depositary delivered a resignation notice to us, the preferred stock depositary may terminate the deposit agreement. See “Amendment and Termination of the Deposit Agreement” above.

FORMS OF SECURITIES

Each debt security, warrant, unit and depositary share will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants, units or depositary shares represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities

We may issue the registered debt securities, warrants, units and depositary shares in the form of one or more fully registered global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, unit agreement or deposit agreement with respect to depositary shares. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, unit agreement or deposit agreement with respect to depositary shares. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, unit agreement or deposit agreement with respect to depositary shares. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, unit agreement or deposit agreement with respect to depositary shares, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, units or depositary shares, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Eagle Materials, the trustee, the warrant agents, the unit agents, the preferred stock depositary or any other agent of Eagle Materials, agent of the trustee or agent of the warrant agents, unit agents or preferred stock depositary will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent, preferred stock depositary or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the offered securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the remarketing firms, agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Each series of offered securities, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

LEGAL MATTERS

Baker Botts L.L.P., Dallas, Texas, is passing upon certain legal matters for us in connection with the securities described in this prospectus. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel, which will be named in the related prospectus supplement.

EXPERTS

The consolidated financial statements of Eagle Materials Inc. included in Eagle Materials Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012, and the effectiveness of Eagle Materials Inc.’s internal control over financial reporting as of March 31, 2012, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Texas Lehigh Cement Company LP included in Eagle Materials Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

3,000,000 Shares

Eagle Materials Inc.

Common Stock

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

Goldman, Sachs & Co.

September 27, 2012